UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Masonite International Corporation (Exact name of registrant as specified in its charter)

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NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2016

March 28, 2016

March 28, 2016
Dear Fellow Shareholder:
You are cordially invited to join Masonite International Corporation’s Board of Directors and senior leadership at the 2016 annual general meeting of shareholders, which will be held at 9:00 a.m. local time on Thursday, May 12, 2016 at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602.
The attached notice of the 2016 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 3 listed in the attached notice.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, to the extent you received hard copies of the proxy materials, or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Robert J. Byrne

/s/ Robert J. Byrne

Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that an annual general meeting (the "Meeting") of the holders of common shares (the "Shareholders") of Masonite International Corporation, successor entity to Masonite Inc. and formerly known as Masonite Worldwide Holdings, Inc. (the "Company" or "Masonite") will be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 12, 2016 at the hour of 9:00 a.m. (Eastern Time) for the following purposes:

1.	TO ELECT Frederick J. Lynch, Jody L. Bilney, Robert J. Byrne, Peter R. Dachowski, Jonathan F. Foster, George A. Lorch, Rick J. Mills, Francis M. Scricco and John C. Wills to the Board of Directors;

2.	TO VOTE, on an advisory basis, on the compensation of our named executive officers as set forth in the Proxy Statement (as defined below);

3.
TO APPOINT Deloitte & Touche LLP, an independent registered public accounting firm, as the auditors of the Company through to the next annual general meeting of the Shareholders and authorize the Board of Directors of the Company to fix the remuneration of the auditors;

4.	TO RECEIVE the financial statements of the Company for the period ended January 3, 2016, together with the report of the auditors thereon; and

5.	TO TRANSACT such further or other business as may properly come before the Meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 3. The Proxy Statement provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

DATED at Tampa, Florida this 28th day of March, 2016.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert E. Lewis

Robert E. Lewis
Senior Vice President,
General Counsel and Corporate Secretary
Masonite International Corporation

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD OR VOTING INSTRUCTION FORM.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 12, 2016: This Proxy Statement and our Annual Report are available free of charge on
http://investor.masonite.com/investors/annual-meeting/default.aspx

MASONITE INTERNATIONAL CORPORATION

PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, "Company" or "Masonite" refers to Masonite International Corporation and its direct and indirect subsidiaries. Unless otherwise indicated, all dollar amounts are expressed in US dollars and references to "$" are to US dollars.
This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by Masonite’s Board of Directors (the “Board”) on behalf of Masonite, for use at the annual general meeting (the "Meeting") of holders ("Shareholders") of common shares ("Common Shares") of the Company to be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 12, 2016 at 9:00 a.m. (Eastern Time), and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Meeting (the "Notice of Meeting").
In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we sent a Notice of Internet Availability of Proxy Materials on or about March 28, 2016 to our Shareholders of record as of the close of business on March 16, 2016. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes Per Share
The Board has set March 16, 2016 as the record date for the Meeting. At the Meeting, each Shareholder of record of Common Shares at the close of business on the record date will be entitled to vote on, all matters proposed to come before the Meeting, except to the extent such Shareholder has transferred any such Common Shares after the Record Date and the transferee of such Common Shares establishes ownership thereof and makes a written demand to the Secretary of the Company, not later than ten days before the date of the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting, in which case the transferee will be entitled to vote such Common Shares. Each such Shareholder of record will be entitled to one vote per Common Share on each matter submitted to a vote of Shareholders, as long as those shares are represented at the Meeting, either in person or by proxy.
The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of special shares (the "Special Shares"). As of March 16, 2016, there were 30,514,107 Common Shares and no Special Shares outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Meeting or by submitting a completed form of proxy in the manner described in this Proxy Statement. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company. A registered Shareholder who wishes to appoint any person other than those specified on the enclosed form of proxy to represent him, her or it at the Meeting may do so by crossing out the persons named in the enclosed form of proxy and inserting such other person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such other person need not be a Shareholder. Please note that if you appoint as proxy any person other than those specified on your form of proxy and neither you nor your proxy attends the Meeting in person, then your shares will not be voted.
If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "nominee"), then your name will not appear in Masonite’s register of Shareholders, and you are considered a "Beneficial Holder". Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If your shares are held in street name, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Meeting only if they obtain a signed proxy from the registered holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares and bring it to the Meeting.
To be valid, forms of proxy submitted by registered holders must be deposited at the offices of American Stock Transfer & Trust Company, LLC (the "Agent"), 6201 15th Avenue, Brooklyn, New York 11219, so as not to arrive later than 9:00 a.m. (Eastern Time) on May 11, 2016, or be provided, at the Meeting, to the chair of the Meeting (the "Chair of the Meeting"). If the Meeting is adjourned, forms of proxy must be deposited at the Agent 48 hours (excluding Saturdays, Sundays and holidays) before the time set for any reconvened meeting at which the forms of proxy are to be used, or be provided, at the Meeting, to the Chair of the Meeting or any reconvened meeting.
The document appointing a proxy must be in writing and completed and signed by a Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Instructions provided to the Agent by a Shareholder must be in writing and completed and signed by the Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Persons signing as officers, attorneys, executors, administrators, and trustees or similar appointment should so indicate and provide satisfactory evidence of such authority.
Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of Common Shares may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Shareholder that has submitted a form of proxy may revoke the proxy: (i) by completing and signing a form of proxy bearing a later date and depositing it as aforesaid; or (ii) by depositing an instrument in writing executed by the Shareholder or by his or her attorney authorized in writing: (A) at the registered office of the Company at any time up to and including the last business day preceding the day of the applicable Meeting, or any adjournment thereof, at which the proxy is to be used, or (B) with the Chair of the Meeting at the Meeting or any adjournment thereof.
Even if you plan to attend the Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.

How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the Common Shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the instructions of the Shareholder as indicated in the form of proxy. If a Shareholder signs and returns a proxy card, but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board, as follows:

•
FOR the election of Frederick J. Lynch, Jody L. Bilney, Robert J. Byrne, Peter R. Dachowski, Jonathan F. Foster, George A. Lorch, Rick J. Mills, Francis M. Scricco and John C. Wills to the Board to fill these positions as described under the heading "Election of Directors."

•
FOR, the approval, on an advisory basis, of the executive compensation paid by Masonite to its Named Executive Officers included in this Proxy Statement as described under the heading "Advisory Vote on Executive Compensation."

•
FOR the appointment of Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, as auditors of the Company and to authorize the Board to fix the auditor’s remuneration as described under the heading "Appointment of Independent Registered Accounting Firm."

If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in the Notice of Meeting and Proxy Statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Meeting other than the proposals contained in the Notice of Meeting and Proxy Statement. If a Shareholder votes via the Internet or by telephone, his, her or its electronic vote authorizes the named proxies in the same manner as if the Shareholder signed, dated and returned a proxy card by mail.
Quorum; Votes Necessary to Pass Resolutions
Pursuant to the Articles of the Company, a quorum for the transaction of business at the Meeting is at least 3 persons who are, or who represent by proxy, unrelated Shareholders, holding in the aggregate at least 15% of the Common Shares entitled to be voted at the Meeting. For purposes of determining a quorum, abstentions and broker "non-votes" present in person or by proxy are counted as represented. A broker "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. Under current New York Stock Exchange ("NYSE") rules, your broker will not have discretion to vote your uninstructed shares with respect to all of the proposals described herein other than Proposal 3 (appointment of Deloitte & Touche LLP as the auditors of the Company and Board authorization to fix its remuneration). Your broker will have discretion to vote your uninstructed shares on Proposal 3.

The matters being considered and voted on at the Meeting are subject to differing standards for approval as follows:

•
Proposal no. 1 is the election of directors. Each Shareholder may, in respect of each Common Share held, cast one vote with respect to each vacancy on the Board. There is no cumulative voting for the election of Directors. Each Shareholder should indicate its decision in respect of each nominee by voting "FOR" the nominee or "WITHHOLD" voting for the nominee. Those nominees receiving the most votes will be elected as Directors until all vacancies are filled. If the number of nominees for election is equal to the number of vacancies to be filled, then all such nominees will be declared elected by acclamation;

•
Proposal no. 2 (vote on executive compensation) is an ordinary resolution of the Shareholders, and will be considered approved upon an affirmative vote of a majority (in excess of 50%) of the votes cast on the matter by Shareholders at the meeting represented in person or by proxy. Notwithstanding the approval or non-approval of this resolution, it is advisory in nature and is non-binding;

•
Proposal no. 3 (appointment of Deloitte & Touche LLP as the auditors of the Company and Board authorization to fix its remuneration) is an appointment. Each Shareholder may cast a vote "FOR" or "WITHHOLD" voting for Deloitte as auditor, and their appointment is dependent on no other independent registered public accounting firm being put forward at the meeting and receiving more "FOR" votes than them;

Abstentions and broker "non-votes" will not be counted as votes cast and will not affect the voting results for any of the above-noted matters.
Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on its behalf. Our directors, officers and employees may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Shares. American Stock Transfer & Trust Company, LLC will act as our Scrutineer at the Meeting and assist us in tabulating the votes.

ELECTION OF DIRECTORS (PROPOSAL 1)
At the Meeting, nine Directors are to be elected. Each of the nominees set forth below currently serves as a Director of Masonite. The nominees for Director receiving a plurality of the votes cast at the Meeting will be elected Directors. Each nominee elected as a Director will continue in office until the 2017 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies may be voted for the election of such other person as the Board may designate.
The following table sets forth the names of, and certain information for, the individuals proposed to be nominated for election as Directors. The nominees make up the current Board of the Company. Biographies for each nominee, which include a summary of each nominee’s present principal occupation and recent employment history, are set out below.
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE DESCRIBED BELOW AS DIRECTOR.

Name and Province of Residence	Principal Occupation	Date Appointed as a Director
FREDERICK J. LYNCH Tampa, FL	President and Chief Executive Officer of Masonite	June 2009
JODY L. BILNEY(3)(4) Louisville, KY	Senior Vice President, Chief Consumer Officer, Humana. Inc.	January 2014
ROBERT J. BYRNE(4) Orlando, FL	President, Power Pro-Tech Services, Inc.	June 2009
PETER R. DACHOWSKI(2)(4) Berwyn, PA	Senior Adviser, Graham Partners Corporate Director	July 2013
JONATHAN F. FOSTER(1)(4)(5) New York, NY	Managing Director of Current Capital LLC and Corporate Director	June 2009
GEORGE A. LORCH(2)(3)(4) Naples, FL	Corporate Director	June 2009
RICK J. MILLS(1)(4)(5) Nashville, TN	Corporate Director	September 2013
FRANCIS M. SCRICCO(2)(3)(4) Boston, MA	Corporate Director	June 2009
JOHN C. WILLS(1)(4) Aiken, SC	Corporate Director	June 2009

(1)	Member of the Audit Committee.

(2)	Member of the Human Resources and Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Independent member of the Board as defined under applicable NYSE listing standards.

(5)	Audit Committee financial expert.

Biographies
The present principal occupations and recent employment history of each of the Directors nominated for election at the Meeting above are as follows:
Frederick J. Lynch, (age 51) has served as President of Masonite since July 2006 and as President and Chief Executive Officer of Masonite since May 2007. Mr. Lynch has served as a Director of Masonite since June 2009. Mr. Lynch joined Masonite from Alpharma Inc., where he served as President of the human generics division and Senior Vice President of global supply chain from 2003 until 2006. Prior to joining Alpharma Inc. in 2003, Mr. Lynch spent nearly 18 years at Honeywell International Inc. (formerly AlliedSignal Inc.), most recently as vice president and general manager of the specialty chemical business.
Jody L. Bilney, (age 54) has served as a Director of Masonite since January 2014. Ms. Bilney has served as the Senior Vice President and Chief Consumer Officer of Humana Inc. since April 2013. Prior to that, she served in various senior executive marketing roles with Bloomin’ Brands Inc. from 2006 through March 2013, most recently serving as Executive Vice President and Chief Brand Officer. Prior to joining Bloomin’ Brands, she held senior executive marketing positions with Openwave Systems, Inc., Charles Schwab & Co., Inc., and Verizon Communications, Inc.
Robert J. Byrne, (age 54) has served as a Director of Masonite since June 2009 and has been Chairman of the Board of Masonite since July 2010. Mr. Byrne is the founder and has served as the President of Power Pro-Tech Services, Inc., which specializes in the installation, maintenance and repair of emergency power and solar photovoltaic power systems since 2002. Power Pro-Tech is Mr. Byrne’s fourth start-up. His other entrepreneurial ventures have been in telecommunications, private equity and educational software. From 1999 to 2001, Mr. Byrne was Executive Vice President and Chief Financial Officer of EPIK Communications, a start-up telecommunications company which merged with Progress Telecom in 2001 and was subsequently acquired by Level3 Communications. Having begun his career in investment banking, Mr. Byrne served as Partner at Advent International, a global private equity firm, from 1997 to 1999 and immediately prior to that, from 1993 to 1997, served as a Director of Orion Capital Partners. Mr. Byrne currently serves as a Director of NextEra Energy Partners, L.P.
Peter R. Dachowski, (age 67) has served as a Director of Masonite since July 2013. Mr. Dachowski spent 35 years with CertainTeed Corporation, a North American manufacturer of exterior and interior residential and commercial building envelope construction products, and its parent company Saint-Gobain, serving as the Global head of Saint-Gobain’s Insulation Division, and most recently serving as CertainTeed’s Chairman and CEO from 2004 to 2011. Prior to rejoining CertainTeed, he served as President of Saint-Gobain’s worldwide insulation business. He was a member of Saint-Gobain’s Global Management Committee from 1994 to 2011. He was employed by The Boston Consulting Group as a Consultant and Engagement Manager from 1973 to 1976 after beginning his career as a Financial Analyst with the Treasury Department of Exxon Corporation in 1971. Mr. Dachowski is currently a Senior Advisor to Graham Partners, a middle-market private equity firm.
Jonathan F. Foster, (age 55) has served as a Director of Masonite since June 2009. Mr. Foster is the founder and Managing Director of Current Capital LLC, a private equity investing and management services firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002 he served as a Senior Managing Director of Bear

Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of ToysRUs.com, Inc. Previously, Mr. Foster was with Lazard for over ten years in various positions, including as a Managing Director. Mr. Foster is a Director of Lear Corporation, Chemtura Corporation, Berry Plastics Group, Inc., and Sabine Oil & Gas.
George A. Lorch, (age 74) has served as a Director of Masonite since June 2009. Mr. Lorch spent over 37 years with Armstrong World Industries, Inc., which designs and manufactures flooring and ceilings. From 1993 to 1994 Mr. Lorch served as the Chief Executive Officer and President of Armstrong World Industries, Inc. and from 1994 to 2000, he served as Chairman, Chief Executive Officer and President. In 2000, he became Chairman and Chief Executive Officer of Armstrong Holdings, Inc. and upon retirement at the end of 2000, he was named Chairman Emeritus. Mr. Lorch is also currently a Director on the boards of WPX Energy and Autoliv Inc.
Rick J. Mills, (age 68) has served as a Director of Masonite since September 2013. Prior to his retirement in 2008, Mr. Mills spent over 37 years with Cummins, Inc., most recently serving as the Corporate Vice President and President of the Components Group from 2005 to 2008. Prior to that he served Cummins in a number of financial and operational roles, including Vice President and Group President of Filtration and Corporate Controller. Mr. Mills also currently serves as a Director of Commercial Metals Company and Flowserve Corporation.
Francis M. Scricco, (age 66) has served as a Director of Masonite since June 2009. Prior to joining our Board, Mr. Scricco was with Avaya, Inc., a global business communications provider, where he served as senior vice president, global services from March 2004 to February 2007 and subsequently as senior vice president, manufacturing, logistics and procurement until his retirement in October 2008. Prior to joining Avaya, Inc., he was employed by Arrow Electronics as its COO from 1997 to 2000 and then as its president and CEO from 2000 to 2002. Mr. Scricco’s first operating role was as a general manager for General Electric. He began his career with The Boston Consulting Group in 1973. Mr. Scricco is currently a Director of Tembec, Inc., an integrated forest products company, and Chairman of the Board of Visteon Corporation, a global automotive supplier.
John C. Wills, (age 62) has served as a Director of Masonite since June 2009. Mr. Wills retired from Masco Corporation in 2007 where as Group President he was responsible for their worldwide plumbing business. He started his career with Procter & Gamble Corporation and entered the building product industry in 1985 when he joined Moen Incorporated in Canada. He also has retail big box experience participating in the start-up of The Home Depot in Canada in 1991, which at the time was called Aikenhead’s Home Improvement Warehouse. Mr. Wills is currently a member of the boards of ACPI (formerly Armstrong Cabinets), Phillips Service Industries, Inc. and Global Emission Systems, Inc.
Director Qualifications
The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. Consistent with the Company’s Corporate Governance and Nominating Committee charter, in identifying candidates for membership on the Board, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

When determining whether our current Directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused primarily on our longer-tenured Directors’ contributions to our success in recent years, the specific expertise that the more recently elected Directors have and are expected to continue to contribute, and on the information discussed in the biographies set forth under "Election of Directors-Biographies." With respect to Mr. Lynch, our Board considered in particular his current role as our Chief Executive Officer, his familiarity with our business operations, and his extensive management expertise. With respect to Mr. Foster, our Board considered in particular his experience as a Chief Financial Officer and member of the audit committee and board of directors of public companies, as well as his financial, investment banking and transactional experience. With respect to Mr. Byrne, our Board considered in particular his financial, investment banking and transactional experience and his proven entrepreneurial and operational skills in the industrial services industry. With respect to Mr. Dachowski, our Board considered in particular his extensive financial and building products industry experience. With respect to Mr. Lorch, our Board considered in particular his extensive management expertise and board experience at public companies, including serving as non-executive chairman of Pfizer and as a Director, Chairman and Chief Executive Officer of a public company in the building products industry. With respect to Mr. Mills, the Board considered his extensive management and financial experience in the manufacturing industry. With respect to Ms. Bilney, the Board considered her extensive marketing and branding experience with highly successful companies such as Humana Inc. With respect to Mr. Scricco, our Board considered in particular his extensive management experience, including as Chief Executive Officer of an electronics distribution business, his prior public-company board experience, his strategy consulting experience, and his familiarity with product marketing, distribution channels and branding. With respect to Mr. Wills, our Board considered in particular his sales and marketing experience in a large multiproduct public company in the building products industry and specifically his familiarity with big box retail customers such as The Home Depot.
Process for Shareholders to Recommend Director Nominees
Pursuant to its charter, the Corporate Governance and Nominating Committee will evaluate candidates for nomination to the Board, including those recommended by Shareholders on a substantially similar basis as it considers other nominees, as described above. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s name, age, business address and residential address, principal occupation or employment, and certain other information required by our Articles, to the attention of our Corporate Secretary in accordance with our Articles and the Business Corporations Act (British Columbia) ("BCBCA"). Please note that our Articles require that timely notice be provided by any Shareholder who proposes director nominations for consideration at a Shareholders’ meeting, in addition to other requirements. See “Shareholder Proposals For 2017 Annual Meeting” below. All recommendations for nomination received by the Corporate Secretary that satisfy the requirements of our Articles and the BCBCA relating to such director nominations will be presented to the Corporate Governance and Nominating Committee for its consideration.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS
Board Structure and Director Independence
Our business, property and affairs are managed under the direction of our Board, which has nine Directors. Our Board has determined, after considering all the relevant facts and circumstances, that all of the Directors other than Mr. Lynch, our President and Chief Executive Officer, are independent, as "independence" is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, Shareholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards to not be satisfied, and otherwise meet the NYSE listing standards. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the Board and its committees. We currently separate the roles of Chief Executive Officer and Chairman of the Board. This structure properly reflects our belief that our Shareholders’ interests are best served by the day-to-day management direction of the Company under Mr. Lynch, as President and Chief Executive Officer, together with the leadership of our Chairman of the Board, Mr. Byrne.
Meetings of the Board
In 2015 there were eight meetings of the entire Board and 21 committee meetings. All incumbent Directors attended at least seventy-five percent (75%) or more of the meetings of the Board and of the committees on which they served. Absent extraordinary circumstances, we expect all Directors and nominees to attend our annual meetings of Shareholders. All Directors attended the 2015 Annual General Meeting of Shareholders.
Executive Sessions
As required by the NYSE listing standards, non-employee Directors meet by themselves, without management or employee-Directors present, at regularly scheduled in-person Board meetings, meetings of the committees of the Board and telephonic meetings, as appropriate. The Chairman of the Board, Mr. Byrne, or the Chair of the committee, as applicable, presides at these meetings.
Board Committees; Membership
We currently have the following committees: Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee, each of which has the responsibilities and composition described below. The Board has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by the Board. All committee charters are available at our website, www.masonite.com, and available in print to any shareholder without charge, upon request to Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, FL 33602 Attention: Corporate Secretary, or by calling (800) 895-2723.
Audit Committee
The Audit Committee currently consists of Jonathan F. Foster (Chair), Rick J. Mills, and John C. Wills. The Audit Committee met eight times in 2015. Each member of our Audit Committee is independent under applicable

NYSE listing standards and meets the standards for independence required by U.S. securities law requirements applicable to public companies, including Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). Each member is financially literate under applicable NYSE listing standards and our Board has determined that each of Mr. Foster and Mr. Mills is qualified as an audit committee financial expert within the meaning of applicable SEC regulations. The Audit Committee oversees and evaluates and, where necessary or advisable, makes recommendations as to the quality and integrity of the financial statements of the Company, the internal control and financial reporting systems of the Company, the compliance by the Company with legal and regulatory requirements in respect of financial disclosure, the qualification, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit functions. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor (including oversight of the resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing audit reports or performing other audit, review or attest services for the Company, subject to any applicable approvals required from our Board or our Shareholders.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee currently consists of Francis M. Scricco (Chair), George A. Lorch, and Peter R. Dachowski. The Human Resources and Compensation Committee met nine times in 2015. Each member of our Human Resources and Compensation Committee is independent under applicable NYSE listing standards and qualifies as a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act. The Human Resources and Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation and succession planning for the executive officers and other managerial employees and the establishment and administration of employee benefits plans. The Human Resources and Compensation Committee also exercises all authority under the Company’s employee equity incentive plans, subject to any applicable approvals required from our Board or our Shareholders. The Human Resources and Compensation Committee may delegate its authority as it deems appropriate to a subcommittee composed of one or more members. The Human Resources and Compensation Committee has utilized Frederic W. Cook & Co. ("FW Cook”) as its independent consulting firm since 2010. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and the compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" beginning on page 21 and "Director Compensation" beginning on page 16.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of George A. Lorch (Chair), Francis M. Scricco and Jody L. Bilney. The Corporate Governance and Nominating Committee met four times in 2015. Each member of our Corporate Governance and Nominating Committee is independent under applicable NYSE listing standards. The Corporate Governance and Nominating Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to Director and Board committee nominations and corporate governance policies, oversees compliance with the Company’s ethics training and compliance programs, reviews policies with respect to risk assessment and risk management and provides oversight for risk management processes, and establishes and administers assessment of board, committee and individual Director performance.

Board Role in Risk Oversight
Management has responsibility for managing overall risk to the enterprise. A management risk committee meets quarterly to assess identified risks and steps being taken to appropriately mitigate risk. The Board has delegated to the Corporate Governance and Nominating Committee the primary responsibility for overseeing our risk management framework and methods for identifying and managing management’s adherence to the framework, including periodic review of the structure and effectiveness of our risk management committee. The Audit Committee reviews the guidelines and policies governing the process by which risk assessment and risk management are managed by management with the oversight of the Corporate Governance and Nominating Committee. The Audit Committee also reviews the Company’s major financial risk exposures and management’s actions to monitor and control such exposures. The Human Resources and Compensation Committee conducts a compensation plan risk assessment in order to ensure that our compensation plans focus on growth in shareholder value without incentivizing undue risk. Our Board receives reports from the committees and periodically assesses the enterprise-level risks that face the Company from a strategic point of view and reviews options for risk mitigation.
Corporate Governance Guidelines and Code of Ethics
Our Board has adopted corporate governance guidelines. Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Corporate Governance and Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to evolving best practices as appropriate. We have also adopted a Values Guide/Code of Conduct (the "Code of Conduct"), which applies to all of our Directors, officers and employees. We intend to post any amendments to or waivers from our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, and any other officer who may function as a Chief Accounting Officer or a Director. Our Corporate Governance Guidelines, the Code of Conduct, and other information are available at our website, www.masonite.com, and such information is available in print to any Shareholder without charge, upon request to Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, FL 33602, Attention: Corporate Secretary, or by calling (800) 895-2723.
Compensation Committee Interlocks and Insider Participation
During fiscal 2015, Messrs. Scricco, Lorch, and Dachowski served on the Human Resources and Compensation Committee. During fiscal 2015, no member of our Human Resources and Compensation Committee was an employee or officer or former officer of Masonite or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Human Resources and Compensation Committee during fiscal 2015.
Certain Relationships and Related Party Transactions
The Company’s Related Person Transaction Policy defines a "Related Person Transaction" as any transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any Related Person had or will have a direct or indirect material interest, other than an employment relationship or transaction involving an executive officer and any related compensation. A "transaction" includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangement or relationships. A "Related Person" is (i) any person who is, or at any time since the beginning of the last fiscal year, was an executive officer, a director or a director nominee of the Company; (ii) a security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities at the time of occurrence or existence of the Related Person Transaction; and (iii) a person who is an immediate family member of any of the foregoing persons (the term "immediate family" shall include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons).
Under the Related Person Transaction Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy by the Corporate Governance and Nominating Committee or by the disinterested members of the Board. In considering whether to approve or ratify any Related Person Transaction, the Corporate Governance and Nominating Committee or the disinterested members of the Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction. Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Human Resources and Compensation Committee of the Board or recommended by the Human Resources and Compensation Committee to the Board for its approval. In considering whether to approve or ratify any Related Person Transaction, the Corporate Governance and Nominating Committee or the disinterested members of the Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction. There were no transactions, or currently proposed transactions, considered to be a Related Person Transaction since the beginning of our last fiscal year and through the date of this Proxy Statement.
Communications with Directors
Interested parties, including Shareholders, may contact the Chairman of the Board or one or more members of the Board or its committees by writing to them at: Board of Masonite International Corporation, c/o Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602.
Certain Legal Proceedings
As a result of a liquidity shortfall triggered by the unprecedented downturn in the U.S. housing and construction market that commenced in 2006, on March 16, 2009, Masonite and several affiliated Canadian companies, voluntarily filed to reorganize under the Company’s Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice. In addition, Masonite and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. As such, our Director and Chief Executive Officer Mr. Frederick J. Lynch and our other named executive officers Lawrence W. Repar and Gail N. Auerbach served as executive officers of a company that filed a petition under the federal bankruptcy laws at or within two years prior to the time of the filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, as amended, requires directors, executive officers and beneficial owners of more than ten percent (10%) of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Shares. Based solely on a review of the copies of these reports received by us and on written representations from certain reporting persons, we believe that all such reports were submitted on a timely basis during fiscal 2015.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables show the amount of our Common Shares beneficially owned as of March 16, 2016, by those known to us to beneficially own more than 5% of our Common Shares, by our Directors and named executive officers individually and by our Directors and all of our executive officers as a group.
The percentage of Common Shares outstanding provided in the tables are based on 30,514,107 shares outstanding as of March 16, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
5% Owners:
Except as otherwise indicated below, based solely on filings made under Sections 13(d) and 13(g) of the Exchange Act as of March 16, 2016, the only Shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Directly or Indirectly Owned	Warrants Exercisable Within 60 days of March 16, 2016	Total Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
The Carlyle Group L.P. and certain affiliates(1)	1,773,781	—	1,773,781	5.8%
Baron Capital Group, Inc.(2)	2,590,855	—	2,590,855	8.5%
12 West Capital Management, LP(3)	1,809,654	598,385	2,408,039	7.7%
Wellington Management(4)	1,963,475	—	1,963,475	6.4%
BlackRock, Inc.(5)	2,014,306	—	2,014,306	6.6%
The Vanguard Group(6)	1,955,005	—	1,955,005	6.4%

(1)
Based on the most recently available Schedule 13G filed with the SEC on June 9, 2014, as of December 31, 2013, the number of shares reported includes (a) 1,714,183 Common Shares held by Carlyle Strategic Partners II, L.P., over which it has shared voting and dispositive power, and (b) 59,598 Common Shares held by CSP II Coinvestment, L.P., over which it has shared voting and dispositive power. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. TC Group, L.L.C. is also the general partner of CSP General Partner, L.P., which is the general partner of Carlyle Strategic Partners, L.P. The mailing address for the holder listed above is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 16, 2016, as of December 31, 2015, the number of shares reported includes (a) 2,396,200 Common Shares over which BAMCO, Inc. ("BAMCO") has shared voting and dispositive power and (b) 194,655 Common Shares over which Baron Capital Management, Inc. ("BCM") has shared voting and dispositive power. BAMCO and BCM are subsidiaries of Baron Capital Group, Inc. ("BCG"). Ronald Baron owns a controlling interest in BCG. The mailing address for the holder listed above is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on February 16, 2016, as of December 31, 2015, the number of shares reported includes: (a) 1,151,319 Common Shares and warrants exercisable for 379,142 Common Shares over which 12 West Capital Fund LP ("12 West Onshore Fund") has sole voting and dispositive power; and (b) 658,335 Common Shares and warrants exercisable for 219,243 Common Shares over which 12 West Capital Offshore Fund LP ("12 West Offshore Fund") has sole voting and dispositive power. 12 West Capital Management LP (“12 West Management”) serves as the investment manager to 12 West Onshore Fund, and 12 West Offshore Fund, and possesses the sole power to vote and the sole power to direct the disposition of all Common Shares held by 12 West Onshore Fund and 12 West Offshore Fund. Joel Ramin, as the sole member of 12 West Capital Management, LLC, the general partner of 12 West Management, possesses the voting and dispositive power with respect to all securities beneficially owned by 12 West Management. The mailing address for the holder listed above is 90 Park Avenue, 41st Floor, New York New York 10016.

(4)
Based on the most recently available Schedule 13G filed with the SEC on February 11, 2016, as of December 31, 2015, the number of shares reported includes: (a) 1,730,300 Common Shares over which Wellington Management Group LLP ("Management Group") has shared voting power; (b) 1,963,475 Common Shares over which Management Group has shared dispositive power; (c) 1,729,639 Common Shares over which Wellington Management Company LLP ("Management Company") has shared voting power; and (d) 1,858,848 Common Shares over which Management Company has shared dispositive power. The Common Shares are owned of record by clients of certain Wellington investment advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., these Wellington investment advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Management Group. The mailing address for the holder listed above is 280 Congress Street, Boston, MA 02210.

(5)
Based on the most recently available Schedule 13G/A filed with the SEC on January 26, 2016, as of December 31, 2015, the number of shares reported includes (a) 1,937,245 Common Shares over which Blackrock Inc. ("Blackrock") has sole voting power; and (b) 2,014,306 Common Shares over which Blackrock has sole dispositive power. The mailing address for the holder listed above is 55 East 52nd Street, New York, NY 10022.

(6)
Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2016, as of December 31, 2015, the number of shares reported includes (a) 65,013 Common Shares over which The Vanguard Group ("Vanguard") has sole voting power; (b) 1,889,692 Common Shares over which Vanguard has sole dispositive power; (c) 1,800 Common Shares over which Vanguard has shared voting power; and (d) 65,313 Common Shares over which Vanguard has shared dispositive power. The mailing address for the holder listed above is 100 Vanguard Blvd., Malvern, PA 19355.

Directors and Executive Officers:

	Number of Shares Beneficially Owned as of March 16, 2016
Name of Beneficial Owner(1)	Common Shares Directly or Indirectly Owned(2)	SARS Exercisable Within 60 Days of March 16, 2016(3)	RSUs Vesting Within 60 Days of March 16, 2016(4)	PRSUs Vesting Within 60 Days of March 16, 2016(5)	Total Stock-Based Ownership(6)
Frederick J. Lynch	135,475	268,555	5,767	81,755	491,552
Robert J. Byrne	37,142	—	1,844	—	38,986
Jonathan F. Foster	6,449	—	737	—	7,186
George A. Lorch	31,532	—	737	—	32,269
Francis M. Scricco	9,532	—	737	—	10,269
John C. Wills	5,084	—	737	—	5,821
Peter R. Dachowski	4,935	—	737	—	5,672
Rick J. Mills	3,435	—	737	—	4,172
Jody L. Bilney	2,787	—	737	—	3,524
Russell T. Tiejema	—	—	—	—	—
Lawrence P. Repar	9,788	19,453	2,404	22,723	54,368
Robert E. Lewis	8,868	13,431	1,192	11,271	34,762
Gail N. Auerbach	35,491	—	1,065	10,069	46,625
Elias E. Barrios	245	—	—	—	245
Mark J. Erceg(7)	42,342	—	—	—	42,342
All directors and executive officers as a group (15 persons)(8)	292,542	303,198	17,431	125,818	738,989

(1)
As of March 16, 2016 (i) no Director or executive officer beneficially owned more than 1% of the outstanding Common Shares of the Company other than Mr. Lynch who owned 1.59%, and (ii) the Directors and executive officers of the Company as a group, excluding Mr. Erceg, beneficially owned approximately 2.39% of the Common Shares of the Company (including Common Shares they can acquire within 60 days). The address of each of our Directors and executive officers listed above is c/o Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602.

(2)
Represents Common Shares owned by the Directors and executive officers. With respect to Mr. Byrne, includes 31,176 Common Shares which are held in trust and, with respect to Mr. Wills, includes 2,811 Common Shares held by Jokaw Inc.

(3)
The number of Common Shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire upon the exercise of SARS that are currently exercisable or exercisable within 60 days of March 16, 2016. Since the SARs are settled in Common Shares, the table assumes that the SARs were converted to Common Shares using a price of $61.24 per Common Share, the closing price of our Common Shares on the NYSE on March 16, 2016.

(4)
The number of Common Shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire upon the vesting of time vesting restricted stock units within 60 days of March 16, 2016.

(5)
The number of Common Shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire upon the vesting of performance vesting restricted stock units within 60 days of March 16, 2016.

(6)	These amounts are the sum of the number of shares shown in the prior columns.

(7)	Mr. Erceg’s employment with us terminated on May 18, 2015.

(8)	Mr. Erceg is excluded from this group.

DIRECTOR COMPENSATION
Mr. Lynch, our President and Chief Executive Officer, does not receive any additional compensation for serving on our Board. During 2015, the annual Director compensation program was structured as follows:

•	Annual cash retainer: $100,000

•	Annual equity retainer: $50,000 ($125,000 for the Non-Executive Chairman of the Board)

•	No meeting fees (Board or Committee)

•	Additional Cash Retainer for Committee Chairs: $12,500

•	Additional Cash Retainer for the Non-Executive Chairman of the Board: $55,000

•	One-Time Equity Retainer for Newly Elected Directors: $100,000

All cash retainers are payable in equal installments at the beginning of each fiscal quarter. As indicated above, our non-employee Directors other than the Non-Executive Chairman of the Board also receive an annual equity retainer of restricted stock units (with the number of restricted stock units granted determined by dividing $50,000 by the fair market value of a Common Share on the grant date). The number of restricted stock units granted to the Non-Executive Chairman of the Board is determined by dividing $125,000 by the fair market value of a common share on the grant date. These grants are made annually immediately after a Director is re-elected to our Board and will vest on the first anniversary of the grant date, subject to the Director’s continued service on the Board through the vesting date.

On October 27, 2015, after consulting with the Board’s compensation consultant, the Board determined to increase the cash retainer for the Chairman of the Audit Committee and the Chairman of the Human Resources and Compensation Committee by $5,000 to $17,500 effective January 1, 2016, increase the annual equity retainer of restricted stock units made to our non-employee Directors (other than the Non-Executive Chairman of the Board) from $50,000 to $70,000 and to increase the annual equity retainer of restricted stock units made to the Non-Executive Chairman of the Board by from $125,000 to $135,000, in each case effective with the equity award that is scheduled to be made after the Director is re-elected to our Board at the Meeting.

All Directors are reimbursed for reasonable costs and expenses incurred in the attending meetings of our Board and its committees.

We have stock ownership guidelines that require each of our non-employee Directors to own meaningful equity stakes in Masonite to further align their economic interests with those of our Shareholders. Our stock ownership guidelines require that our non-employee Directors own common shares in an amount not less than three times the amount of their annual cash retainer. Compliance with these guidelines will be measured once per fiscal year on the last day of the first fiscal quarter. Restricted stock units count as shares for purposes of the guidelines. There is no particular date by which the requisite share ownership level must be achieved. However, until the required level of ownership is achieved, each non-employee Director must retain at least fifty percent of the number of shares acquired by the Director upon the settlement of any restricted stock units. All of our non-employee Directors, other than Mr. Mills and Ms. Bilney, owned the requisite number of shares as of the last measurement date on March 29, 2015.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Total ($)
Robert J. Byrne, Chairman	155,000	125,000	280,000
Jody L. Bilney	100,000	50,000	150,000
Peter R. Dachowski	100,000	50,000	150,000
Jonathan F. Foster	112,500	50,000	162,500
George A. Lorch	112,500	50,000	162,500
Rick J. Mills	100,000	50,000	150,000
Francis M. Scricco	112,500	50,000	162,500
John C. Willis	100,000	50,000	150,000

(1)
This column includes the annual cash retainers described above. Mr. Byrne received $55,000 for serving as non-executive Chairman of the Board. Mr. Foster received $12,500 for serving as chair of the Audit Committee. Mr. Lorch received $12,500 for serving as the chair of the Corporate Governance and Nominating Committee. Mr. Scricco received $12,500 for serving as the chair of the Human Resources and Compensation Committee.

(2)
On May 13, 2015, each non-employee Director then on the Board other than Mr. Byrne was awarded 737 restricted stock units and Mr. Byrne was awarded 1,844 restricted stock units under the Masonite International Corporation Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”). The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units computed in accordance with Accounting Standards Codification Topic 718 "Stock Compensation," as issued by the Financial Accounting Standards Board. The assumptions made when calculating the amounts are found in Note 8 to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016. As of January 3, 2016, the non-executive Directors held the following outstanding restricted stock units: Mr. Byrne - 2,024; Mr. Foster - 771; Ms. Bilney - 771; Mr. Lorch - 771; Mr. Scricco - 771; Mr. Wills - 771; Mr. Dachowski - 771; and Mr. Mills - 771.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our Common Shares that may be issued upon exercise of options, warrants and rights under the 2012 Plan, the Masonite International Corporation 2009 Plan and the Masonite International Corporation 2014 Employee Stock Purchase Plan. All outstanding awards relate to Common Shares. Information is as of January 3, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders.........	724,792(2)	33.86	2,553,245(5)
Equity compensation plans not approved by security holders(1).......	693,285(3)	16.13	—
Total	1,418,077	20.07	2,553,245

(1) Under applicable Canadian laws, the 2009 Plan was not required to be approved by security holders. For additional information concerning our equity compensation plans, see the discussion in Note 8 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 3, 2016.

(2)
Consists of outstanding (i) stock appreciation rights under the 2012 Plan covering an aggregate of 197,862 Common Shares and (ii) restricted stock unit awards under the 2012 Plan covering an aggregate of 526,930 Common Shares, some of which are subject to time-based vesting and some of which are subject to performance-based vesting.

(3)	Consists of outstanding stock appreciation rights under the 2009 Plan covering an aggregate of 693,285 Common Shares.

(4)
Reflects the weighted average exercise price of stock appreciation rights only. As restricted stock unit awards have no exercise price, they are excluded from the weighted average exercise price calculation set forth in column (b).

(5)	Includes 727,961shares available for future issuance under the Masonite International Corporation 2014 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee of the Board has reviewed and discussed the following section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, the Human Resources and Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended January 3, 2016.
Submitted by the Human Resources and Compensation Committee of the Company’s Board:
Francis M. Scricco (Chairman)
George A. Lorch
Peter R. Dachowski

EXECUTIVE COMPENSATION

Executive Summary
Our Business
We are a leading global designer and manufacturer of interior and exterior doors for the residential new construction, the residential repair, renovation and remodeling, and the non-residential building construction markets. Since 1925, we have provided our customers with innovative products and superior service at compelling values. As of January 3, 2016, we served more than 8,000 customers in 73 countries and had approximately 10,000 employees worldwide.
Executive Compensation Program Attributes
Our executive compensation program is supported by an underlying philosophy that compensation should attract and retain high caliber talent, reward performance and align with the interests of our Shareholders. We execute this philosophy by providing our executives with base salaries, cash bonus awards under our annual cash bonus plan, grants of a combination of performance-based and time-based equity awards under our long-term incentive program, severance and change in control benefits, and other employee benefits. To focus our named executive officers ("NEOs") on delivering both short- and long-term results, a significant amount of their target total direct compensation mix is weighted towards at-risk compensation.
Adoption of Compensation Best Practices
As part of our compensation philosophy, we have taken a number of actions to ensure a fair, balanced, and transparent executive compensation structure, including:

•	Payouts under our executive annual cash bonus plan (“Management Incentive Plan” or “MIP”) are based solely on our achievement of certain financial and operational performance goals;

•	We deliver a majority of our long-term incentive awards in the form of performance-vesting equity awards that are tied to the achievement of challenging financial objectives;

•	We have stock ownership guidelines for our NEOs to ensure that they maintain a significant investment in our Common Shares, thereby aligning their economic interests with those of our Shareholders;

•
We have implemented “claw back” provisions that enable us to recover equity-based and cash-based incentive compensation from our employees, including our NEOs, following either certain detrimental misconduct or certain financial misconduct that contributes to the Company’s financial or operational results used to determine cash or equity awards under our plans being misstated and, for equity-based compensation only, following an employee’s material violation of any restrictive covenants to which that employee is a party;

•
We have a policy that prohibits derivative transactions in our Common Shares, including trading in puts, calls, covered calls, or other derivative products involving our securities; engaging in any hedging or monetization transaction with respect to our securities; or holding company securities in a margin account or pledging our securities as collateral for a loan;

•	We do not have any plans or agreements that provide tax gross-ups under Section 280G of the Internal Revenue Code;

•
We no longer grant any equity awards that provide for "single trigger" vesting on or following a change of control. All awards now require a qualifying termination following a change of control ("a double trigger") in order to accelerate vesting; and

•	Our NEOs receive no special perquisites, unless such benefits serve a reasonable business purpose, such as providing newly hired executives with relocation benefits.

2015 Executive Compensation Highlights

•
After considering the results of the annual market assessment conducted by FW Cook and management’s recommendation (other than with respect to Mr. Lynch), we approved modest base salary merit increases for certain of our NEOs ranging from 0 - 2.9% for fiscal year 2015.

•
Our 2015 MIP Adjusted EBITDA was $207.5 million which exceeded the target level of $174.6 million, our MIP Net Revenue was $1,876.6 million which was below the target level of $1,899.1 million and our Cash Conversion Cycle improved by 5.3 days which exceeded the target level of 2 days improvement. Additionally we exceeded the target amount for the pricing adder. As a result, the MIP paid out at 202.0% of target.

•
We continued to place a large percentage of our annual long-term incentive awards “at risk” in the form of performance-based awards, as 70% of Mr. Lynch’s restricted stock unit awards granted and 60% of each other NEO’s restricted stock unit awards granted were performance-based. These equity awards require that we achieve certain pre-established performance levels based on 2017 performance of Adjusted EBITDA Margin and Return on Assets.

2015 Corporate Governance Highlights
Our Board is committed to maintaining sound governance practices and standards with respect to its oversight of our executive compensation program, including the following:

•
The Human Resources and Compensation Committee’s independent compensation consultant, FW Cook, is retained directly by the Human Resources and Compensation Committee and performs no other services for us;

•
Upon request by the Human Resources and Compensation Committee, FW Cook conducted an updated benchmarking study of our executive compensation in late 2014, and the Human Resources and Compensation considered the results of such study in making compensation decisions in 2015;

•	The Human Resources and Compensation Committee reviews the compensation programs annually to confirm that such programs do not encourage unnecessary risk-taking; and

•	The Human Resources and Compensation Committee follows an equity grant policy that sets forth the timing and approvals required for equity grants.

Introduction to Compensation Discussion & Analysis
Our Compensation Discussion and Analysis (“CD&A”) explains the philosophy and objectives of our compensation program and our process for setting compensation for our named executive officers for the fiscal year ended January 3, 2016.
Our executive compensation program is overseen by the Human Resources and Compensation Committee. As discussed in greater detail below, we offer our NEOs a balanced compensation structure, comprised of the following components:

•	Annual base salary;

•	Annual cash bonuses;

•	Long-term equity incentive awards;

•	Severance and change in control benefits; and

•	Other employee benefits.

In making its decisions on an executive’s compensation, the Human Resources and Compensation Committee considers the nature and scope of all elements of the executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals (but does not assign any specific weighting to any of the items considered).
Compensation Discussion & Analysis
Our Named Executive Officers
For the fiscal year ended January 3, 2016, the following individuals were our NEOs:

•	Frederick J. Lynch, our President and Chief Executive Officer

•	Russell T. Tiejema, our Executive Vice President and Chief Financial Officer(1)

•	Lawrence P. Repar, our Executive Vice President, Global Sales and Marketing
and Chief Operating Officer(2)

•	Robert E. Lewis, our Senior Vice President, General Counsel and Corporate Secretary(3)

•	Gail N. Auerbach, our Senior Vice President, Human Resources

•	Elias E. Barrios, our Senior Vice President, Global Operations and Supply Chain(4)

•	Mark J. Erceg, our former Executive Vice President and Chief Financial Officer(5)
____________

(1)	Mr. Tiejema joined us on November 2, 2015.

(2)	Mr. Repar’s title was changed to Executive Vice President, Chief Customer Experience Officer on February 29, 2016.

(3)	Mr. Lewis served as our principal financial officer from May 18, 2015 to November 16, 2015.

(4)	Mr. Barrios joined us on June 15, 2015.

(5)	Mr. Erceg’s employment with us terminated on May 18, 2015.

Executive Compensation Objectives
Our executive compensation programs are overseen by the Human Resources and Compensation Committee, which is comprised of Messrs. Francis M. Scricco (Committee chair), George A. Lorch and Peter Dachowski. The Human Resources and Compensation Committee consults with the Board of Directors in determining the compensation package of our Chief Executive Officer, and has ultimate responsibility for determining the compensation for all of the NEOs. In making its compensation decisions, the Human Resources and Compensation Committee considers, among other things, market data and trends, input from the Human Resources and Compensation Committee’s independent compensation consultant FW Cook (whose role is discussed below), and, with respect to the NEOs other than our Chief Executive Officer, the recommendations of our Chief Executive Officer (as discussed in more detail below).
The Human Resources and Compensation Committee is responsible for establishing and annually reviewing the overall compensation philosophy of the Company for its executive officers. The key principles guiding the Human Resources and Compensation Committee in making compensation determinations are as follows:

•
We offer a total compensation program comprised of base salary and variable compensation (consisting of short-term cash and long-term equity components) linked to business goals, designed to attract, retain and motivate talented executives to deliver the Company’s financial and operating performance objectives and long-term vision.

•	To align the interests of management with those of our Shareholders, our pay mix is weighted in favor of at-risk compensation, both in the form of annual cash bonus and equity awards.

•	Pay for performance is an important concept of our compensation philosophy. Consistent with this focus, our compensation program includes annual cash incentives and long-term equity incentives.

Compensation Philosophy and Pay Mix
The Human Resources and Compensation Committee strives to provide pay opportunities that generally align within a competitive range to the market median (i.e., within 15% above or below the 50th percentile), as determined using both our peer group and national market survey data, and considers competitive compensation practices and other relevant factors such as experience, contribution, internal equity, and performance in setting each NEO’s target total direct compensation. Target total direct compensation represents the sum of target total cash compensation (base salary and target annual bonus) and target annual equity awards. Given our performance-based program, the actual amount of compensation realized will be contingent on our ability to perform against our pre-established performance goals and grow our stock price.
Our compensation policy provides for a mix of performance-based and guaranteed compensation elements and our Human Resources and Compensation Committee strives to achieve an appropriate balance between these two types of compensation, as well as an appropriate mix of cash and equity-based compensation. The mix of compensation elements is primarily designed to reward individual performance and enterprise value growth and is weighted towards at-risk compensation, both in the form of performance-based annual cash bonuses and equity-based compensation, including performance-based and time-based awards.

The charts below illustrate the target total direct compensation for 2015 for Mr. Lynch and the average of the other five NEOs, excluding Mr. Erceg.

Prior Year’s Shareholder Advisory Vote
We believe that our stockholders recognize the positive attributes of our executive compensation program. We received strong support for our executive compensation from our stockholders at our 2015 annual general meeting of Shareholders, at which 99% of the votes cast on the “say on pay” proposal were in favor of the 2014 compensation for our NEOs.
Role of our Human Resources and Compensation Committee
The Human Resources and Compensation Committee makes compensation decisions for our NEOs after reviewing our performance for the preceding fiscal year, our short- and long-term strategies, and current economic and market conditions, and carefully evaluating each NEO’s performance during the preceding fiscal year against established organizational goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance enterprise value. The Human Resources and Compensation Committee takes a holistic view in its assessment of executive compensation arrangements, taking into consideration the foregoing factors and shareholder considerations, not necessarily relying on any one factor exclusively in determining compensation for our NEOs. In making compensation decisions, the Human Resources and Compensation Committee receives advice from FW Cook and input from our Chief Executive Officer, as further discussed below.
Role of our Chief Executive Officer and Other Executive Officers
Our Chief Executive Officer reviews the base salaries of our NEOs (other than himself) on an annual basis and, if applicable, recommends base salary increases to the Human Resources and Compensation Committee, based on each NEO’s performance and responsibilities. Mr. Lynch confers with our Senior Vice President of Human Resources, Gail N. Auerbach, and together they consider applicable market data provided by FW Cook. In addition, Mr. Lynch and Ms. Auerbach provide the Human Resources and Compensation Committee with input regarding our annual cash incentive plan (as discussed below) and equity grants for executive officers, including but not limited to recommendations regarding eligibility for such grants and the size of the applicable grant (determined as a percentage of base salary). Additionally, our Chief Financial Officer provides input to Mr. Lynch and the Human Resources and Compensation Committee with respect to the financial performance aspects of our annual bonus plan and any performance-based equity awards. Although Mr. Lynch often attends meetings of the Human Resources and Compensation Committee, he recuses himself from those portions of the meetings related to his compensation. The Human Resources and Compensation Committee, in consultation with the Board of Directors, is exclusively responsible for determining any base salary increases and for making any other compensation decisions with respect to Mr. Lynch.
Role of Compensation Consultant
The Human Resources and Compensation Committee has utilized FW Cook as its independent consulting firm since 2010. FW Cook is engaged by, and reports directly to, the Human Resources and Compensation Committee. FW Cook provides our Human Resources and Compensation Committee with input and guidance on all components of our executive compensation program. Except for services provided to the Committee related to executive compensation and non-employee director compensation, FW Cook did not provide any services to us during 2015. The Human Resources and Compensation Committee has evaluated whether any work performed by FW Cook raised any conflict of interest and determined that it did not.
Benchmarking
Peer Group Review and Benchmarking Study
In May 2014, the Human Resources and Compensation Committee engaged FW Cook to review the peer group used in benchmarking executive compensation, as the Company had become publicly listed in late 2013. In conducting this review, FW Cook examined the following general criteria: (i) operational fit reflecting companies in a similar industry and subject to similar economic opportunities and pressures as well as similar business and performance characteristics; (ii) financial scope reflecting companies of similar size and scale (with size for purposes of peer group development generally defined as 1/3 to 3 times Masonite’s revenue and market cap), in addition to relevant secondary measures such as total assets and net income; and (iii) competitors for talent reflecting companies with whom Masonite competes for executive talent and that operate in similar economic markets. Based on FW Cook’s review, the Human Resources and Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation:

American Woodmark Corp.	Louisiana Pacific Corp.
Apogee Enterprises Inc.	Ply Gem Holdings, Inc.
Armstrong World Industries	Quanex Building Products
Fortune Brands Home & SEC	Smith (A O) Corp.
Gibraltar Industries Inc.	Universal Forest Prods Inc.
Griffon Corp.	USG Corp.
Lennox International Inc.	Vulcan Materials Co.

In late 2014, the Human Resources and Compensation Committee requested that FW Cook conduct a benchmarking study of our executive compensation based on the peer group (as described above) as well as other market information from third-party surveys. The Human Resources and Compensation Committee considered the results of the late 2014 benchmarking study in making compensation decisions in 2015. After reviewing this study, the Human Resources and Compensation Committee determined that target total direct compensation (representing the sum of target total cash compensation (base salary and target MIP bonus) and target long-term incentive compensation) was within, but toward the lower end of, the competitive range of market median.
For purposes of determining the size of the long-term incentive awards that were granted to our NEOs in February 2015 (as described below in the “Long-Term Equity Incentive Awards” section), the Human Resources and Compensation Committee considered the results of the late 2014 benchmarking study as a factor, in addition to individual performance levels and responsibilities and providing an appropriate long-term retention incentive for the NEOs (none of which were individually weighted).
In addition, the Human Resources and Compensation Committee approved base salary merit adjustments in 2015 for certain of the NEOs (as described below in the “Elements of Our Executive Compensation Program - Base Salary” section) and a 10% increase in Mr. Lynch’s annual target bonus under the MIP after taking into consideration the results of the late 2014 benchmarking and the competitiveness of base salaries and the desire to provide more compensation on an at risk basis, respectively.
The Human Resources and Compensation Committee intends to continue to strive to provide pay opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEO’s total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and equity incentive awards.

Elements of Our Executive Compensation Program

For 2015, our executive compensation program consisted of the following elements:

Base Salary

Base salary is designed to provide our NEOs with a fixed amount of income that is competitive in relation to the responsibilities of each NEO’s position. In February 2015, the Human Resources and Compensation Committee approved base salary merit adjustments for certain of the NEOs after considering prevailing market practices for executive merit adjustments and the results of the late 2014 benchmarking study. Mr. Repar did not receive a merit adjustment in 2015 because the Human Resources and Compensation Committee determined that his base salary was already competitive in comparison to the market. Messrs. Tiejema and Barrios did not receive merit adjustments as they were not employed by us in February 2015 and their annual base salaries were determined at the time of hire. The following table sets forth the 2015 base salary, 2014 base salary (where applicable) and percentage increase for each NEO:

Executive	2015 Base Salary	2014 Base Salary	% Increase
Frederick J. Lynch	$910,000	$885,000	2.8%
Russell T. Tiejema	$400,000	N/A	N/A
Lawrence P. Repar	$630,000	$630,000	-
Robert E. Lewis	$400,000	$390,000	2.6%
Gail N. Auerbach	$355,000	$345,000	2.9%
Elias E. Barrios	$325,000	N/A	N/A
Mark J. Erceg	$475,000	$465,000	2.2%

Annual Cash Incentive Bonus

General
The compensation program for our NEOs includes our MIP. The MIP is a formulaic short-term incentive plan that is a sub-plan of our 2012 Plan which provides executive officers with a cash bonus award based on the achievement of annual performance goals. The Human Resources and Compensation Committee approves the MIP each year, including the funding threshold, the maximum bonus that may become payable to each participant, the applicable performance goals, and the weighting, payout parameters and specific targets for each performance goal. Each fiscal year, Mr. Lynch, following discussions with Ms. Auerbach and our Chief Financial Officer, makes recommendations to the Human Resources and Compensation Committee for the MIP performance goals (and the applicable targets for achievement of each such performance goal at threshold, target and maximum levels of performance) applicable to all NEOs (including himself) as well as any proposed changes in the terms of the MIP for that fiscal year. The Human Resources and Compensation Committee considers these recommendations, as well as input from FW Cook regarding both current incentive plan design trends and specific feedback regarding Mr. Lynch’s recommendations, in approving the MIP for each fiscal year. Mr. Lynch has no involvement in the determination of his MIP payout.
2015 Bonus Pool
In February 2015, the Human Resources and Compensation Committee established a minimum Adjusted EBITDA threshold of $130.0 million for fiscal year 2015 that was required to be achieved in order to fund a bonus pool of $6,118,000 under the MIP, which represented the aggregate maximum bonuses that could become payable under the MIP to the senior officers of the Company, including our NEOs, with the expectation that the Human Resources and Compensation Committee would use negative discretion to determine the final bonus amount for each eligible participant by reducing the bonus amount otherwise payable to each eligible participant solely based upon achievement of the Adjusted EBITDA threshold after taking into account the Company’s actual performance against the specific performance measures under the MIP that were set in early 2015. For fiscal year 2015, the Company’s Adjusted EBITDA, as adjusted following the amendment as described in the “MIP and LTIP Definitions and Reconciliation - 2015 Bonus Pool - Amendment to Adjusted EBITDA” section below, was $204.2 million, which exceeded the threshold required to fund the bonus pool under the MIP. In determining and approving the final bonus amount for our NEOs and the other senior officers who were participants in the MIP, the Human Resources and Compensation Committee exercised negative discretion to reduce the bonus amount otherwise payable under the funded bonus pool after taking into consideration the Company’s actual performance against the pre-established performance measures under the 2015 MIP that were set by the Human Resources and Compensation Committee as described below.

2015 Management Incentive Plan

After considering management’s recommendation and input from FW Cook, the Human Resources and Compensation Committee determined that the performance measures for the 2015 MIP would focus on our ability to grow the top line (MIP Net Revenue), profitability (MIP Adjusted EBITDA), and our ability to improve (i.e., shorten) the cash conversion cycle (Cash Conversion Cycle) (each as defined in the "MIP and LTIP Definitions and Reconciliation" section below). For fiscal year 2015, the MIP performance goals and the individual weighting assigned to each performance goal as a percentage of the applicable target bonus were established as follows:

Performance Goal	Weighting
MIP Net Revenue	20%
MIP Adjusted EBITDA	60%
Cash Conversion Cycle	20%
Total	100%

The table below shows the threshold, target and maximum MIP performance goals for fiscal year 2015:

Performance Goal	Threshold	Target	Maximum
MIP Net Revenue	$1,823.1 million	$1,899.1 million	$1,975.1 million
MIP Adjusted EBITDA	$144.7 million	$174.6 million	$199.2 million
Cash Conversion Cycle	1 day improvement	2 days improvement	4 days improvement

For 2015, the MIP also required achievement of a minimum MIP Adjusted EBITDA of $130 million in order for any MIP bonuses to become payable (even if the MIP Net Revenue and Cash Conversion Cycle performance goals were achieved at or above the threshold level). For 2015 the payout percentages for each performance goal for performance at threshold, target and maximum were set as follows:

Performance Goal	Payout at Threshold Performance Level	Payout at Target Performance Level	Payout at Maximum Performance Level
MIP Net Revenue	50%	100%	150%
MIP Adjusted EBITDA	50%	100%	200%
Cash Conversion Cycle	50%	100%	200%

Following the completion of the fiscal year, the MIP payout pool was calculated using data derived from the audited financial results. For each performance goal, performance between the threshold and target levels and between the target and maximum levels was determined using straight-line interpolation.

Additionally, for 2015, the Human Resources and Compensation Committee approved a pricing adder that would result in the payout percentages under the MIP based on the achievement of MIP Net Revenue, MIP Adjusted EBITDA and Cash Conversion Cycle (as described above) being increased by up to an additional 25% if the Company exceeded its internal price increase target (which is not publicly disclosed due to the proprietary nature and competitive sensitivity of this information). In order for the pricing adder to apply, the Company was required to achieve a minimum MIP Adjusted EBITDA of $144.7 million. Based on performance against the pre-established performance goals the 2015 MIP bonus was calculated as follows:

Performance Goals	Financial Weighting	Actual Results	Plan Payout	Weighted Payout
MIP Net Revenue (($) millions)	20%	$1,876.6	85.1%	17.0%
MIP Adjusted EBITDA (($) millions)	60%	$207.5	200%	120.0%
Cash Conversion Cycle (days)	20%	$5.3	200%	40.0%
				177.0%

Because the Company exceeded its internal price increase target, the pricing adder was triggered causing the weighted payout of 177.0% to be increased by 25% to a total of 202.0%.

The actual 2015 bonus payouts for each NEO eligible to participate in the MIP in 2015 were calculated by multiplying (1) the NEO’s annual base salary, times (2) the NEO’s target bonus percentage, times (3) the final MIP payout percentage of 202.0%. Applying this formula, the bonuses paid to each NEO eligible to participate in the 2015 MIP were as follows:

Executive	Base Salary	Target Bonus as Percentage of Base Salary	2015 Overall Plan Payout Percentage	2015 Bonus
Frederick J. Lynch	$910,000	110%	202.0%	$2,022,020
Lawrence P. Repar	$630,000	60%	202.0%	$763,560
Robert E. Lewis	$400,000	50%	202.0%	$404,000
Gail N. Auerbach	$400,000	50%	202.0%	$358,550
Elias E. Barrios	$178,082	50%	202.0%	$179,863

Mr. Barrios’ bonus was prorated to reflect that he joined the Company on June 15, 2015. Mr. Tiejema did not participate in the 2015 MIP after becoming employed by the Company on November 2, 2015. Pursuant to his employment offer letter, Mr. Tiejema will be eligible to participate in the MIP commencing in 2016. Mr. Erceg was not eligible to participate in the 2015 MIP as a result of his resignation from the Company in May 2015. The Human Resources and Compensation Committee approved an increase in Mr. Lynch’s MIP target bonus percentage from 100% to 110% for 2015 in order to provide more compensation on an at risk basis after considering the results of the late 2014 benchmarking study.

Bonuses earned under the 2015 MIP were paid in March 2016.

New Hire Sign-On Bonuses

In certain circumstances, we provide cash sign-on bonuses to attract executive talent. We determine whether to provide a newly hired executive with a sign-on bonus on a case-by-case basis after taking into account the specific circumstances involving hiring the executive, such as compensating the executive for certain bonus payments that the executive may forfeit from a previous employer or creating an additional incentive for the executive to join us. Pursuant to Mr. Barrios’ employment offer letter and to partially compensate him for a prorated annual incentive opportunity in 2015 from the Company and for a forfeited bonus payout from his prior employer, Mr. Barrios received a signing bonus of $75,000 on December 17, 2015, subject to repayment of some or all of the sign-on bonus if he resigns from employment or is terminated for cause on or before June 15, 2017. In addition, pursuant to Mr. Tiejema’s employment offer letter and to partially compensate him for a forfeited bonus payout from his prior employer, Mr. Tiejema will be eligible to receive a sign-on bonus of $150,000 at the end of our first financial quarter in 2016, subject to his repayment of some or all of the sign-on bonus if he resigns from employment or is terminated for cause on or before November 2, 2017.

Long-Term Equity Incentive Awards
February 2015 Annual Long-Term Incentive Grant
The Human Resources and Compensation Committee believes that a significant portion of the equity awards granted to our executive officers should be earned based on the level of our performance pursuant to the financial and operating objectives described below. Tying a portion of the annual equity grants to our long-term performance serves to tie a greater portion of our NEOs’ compensation to the achievement of our financial and operating performance objectives and serves as a balance to the MIP, which measures our performance over a one-year period. For 2015, the Human Resources and Compensation Committee determined that 70% of the target equity value granted to Mr. Lynch and 60% of the target equity value granted to each of Messrs. Erceg, Repar, and Lewis, and Ms. Auerbach respectively would be in the form of restricted stock units subject to performance-based vesting conditions. The Human Resources and Compensation Committee believed that a greater portion of Mr. Lynch’s annual equity award should be earned based upon our long-term performance in light of his responsibilities for the Company as a whole. While Messrs. Tiejema and Barrios did not receive an annual long-term incentive grant in February 2015 because they joined the Company in November 2015 and June 2015, respectively, each executive received new hire equity grants as described further in the “New Hire Awards” section below.
After taking into consideration the results of the late 2014 benchmarking study, in addition to individual performance levels and responsibilities and providing an appropriate long-term retention incentive for the NEOs (none of which were individually weighted), the Human Resources and Compensation Committee approved target values for long-term incentive grants in 2015 as follows (which remained unchanged from the target values in 2014):

Executive	2015 Target Equity Value as a Percentage of Base Salary
Frederick J. Lynch	300%
Lawrence P. Repar	100%
Robert E. Lewis	100%
Gail N. Auerbach	100%
Mark J. Erceg	150%

On February 27, 2015, the Human Resources and Compensation Committee granted to each of our NEOs an award consisting of the following number of restricted stock units: Mr. Lynch: 43,353, Mr. Repar: 10,004, Mr. Lewis: 6,352, Ms. Auerbach: 5,637, and Mr. Erceg: 11,314. For Messrs. Repar, Lewis and Erceg and Ms. Auerbach 40%, and for Mr. Lynch 30%, of the restricted stock units granted pursuant to each award are subject to time vesting requirements, and for Messrs. Repar, Lewis and Erceg and Ms. Auerbach the remaining 60%, and for Mr. Lynch the remaining 70%, of the restricted stock units granted pursuant to each award are subject to performance vesting criteria. Mr. Erceg forfeited his 2015 equity award when he left the Company’s employment in May 2015.
Performance-Vesting Restricted Stock Units
One-half of the performance-vesting restricted stock units vest on the third anniversary of the date of grant subject to the level at which the 2017 LTIP Adjusted EBITDA Margin performance goal is achieved, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. The remaining one-half of the performance-

vesting restricted stock units vest on the third anniversary of the date of grant subject to the level at which the Return on Assets (“ROA”) performance goal is achieved, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. In each case, straight-line interpolation will be used to determine the number of units that will vest if the level of achievement is between threshold and target or between target and maximum and any outstanding units that do not vest once the applicable level of performance has been determined will be automatically forfeited. For purposes of this grant, "LTIP Adjusted EBITDA Margin" means 2017 LTIP Adjusted EBITDA (as defined under the “MIP and LTIP Definitions and Reconciliation” section below) divided by 2017 Net Revenue (as defined under the MIP except that acquisitions and divestitures affect the calculation in the year of completion using the methodology established by the Human Resources and Compensation Committee) and "ROA" means 2017 LTIP Adjusted EBITDA divided by total assets at the end of fiscal 2017 (as determined in accordance with generally accepted accounting principles and using the methodology established by the Human Resources and Compensation Committee). We believe that these performance targets will be challenging to achieve and will require substantial efforts from management in order to achieve them. Since only the target number of performance-vesting restricted stock units has been granted, additional shares will be issued upon vesting to the extent the level of performance achieved exceeds the target level.
Time-Vesting Restricted Stock Units
We grant a portion of the annual long-term incentive grant in the form of time-vesting restricted stock units to help build ownership as a newer public company and to aid in our ability to retain our management team over a longer time horizon. The time-vesting restricted stock units vest over three years, with 25% vesting on the first anniversary of the date of grant, 25% on the second anniversary and 50% on the third anniversary.
Each of the awards described above are subject to accelerated vesting under certain circumstances as described below in the "Potential Payments on Termination or Change in Control" section.
Supplemental Awards
Mr. Lynch. On November 5, 2015, in order to establish additional alignment between the compensation opportunity for Mr. Lynch and shareholder return over the next three years and to provide a further retention incentive for Mr. Lynch, the Human Resources and Compensation Committee approved an additional award of performance-vesting restricted stock units to Mr. Lynch that are subject to the satisfaction of certain performance measures and time-vesting conditions. The target number of performance-vesting restricted stock units granted to Mr. Lynch is 32,679.
The actual number of performance-vesting restricted stock units earned will be determined based on the Company’s achievement of targeted levels of the Company’s compound annualized stock price growth established by the Committee on an absolute basis and relative to the median of the compound annualized stock price growth for a group of peer companies, in each case, for the three-year performance period beginning on the grant date and ending on the third anniversary thereof, provided, that Mr. Lynch remains continuously employed during such performance period. If the Company achieves at least the threshold level of the Company’s annualized stock price growth, a number of performance-vesting restricted stock units will be earned based on the actual level of annualized stock price growth as of the end of the performance period determined in accordance with the matrix set forth in the award agreement (and using straight line interpolation if annualized stock price growth falls between scheduled performance levels). The Human Resources and Compensation Committee will determine the number of earned units as of the end of the performance period according to the matrix. Any unearned performance-vesting restricted stock units will be immediately forfeited as of the end of the performance period.

The selected peer group for Mr. Lynch’s award is set forth below and consists of 23 companies, including 12 of the 14 companies included in the Company’s regular compensation peer group. This peer group includes a broader range of companies than the regular compensation peer group to allow for comparison of our performance against a wider range of manufacturing companies than the companies with whom the Company frequently competes for executive talent.

Aaon Inc.	Insteel Industries, Inc.	Ply Gem Holdings Inc.
American Woodmark Corp.	Lennox International Inc.	Quanex Building Products
Apogee Enterprises Inc.	Masco Corp.	Simpson Manufacturing Inc.
Armstrong World Industries	NCI Building Systems Inc.	Smith (A O) Corp.
Continental Building Products	Nortek Inc.	Trex Co Inc.
Fortune Brands Home & Security	Owens Corning	Universal Forest Prods Inc.
Gibraltar Industries Inc.	Patrick Industries Inc.	USG Corp.
Griffon Corp.	PGT Inc.

If the Company achieves the threshold level of the Company’s annualized stock price growth of 10% on absolute basis, 25% of the target number of units will be earned. No part of the award will be earned for performance below such threshold level. If the Company achieves the target level of the Company’s annualized stock price growth of 15% on an absolute basis, 100% of the target number of units will be earned. If the Company achieves the maximum annualized stock growth goal of at least 25% on an absolute basis, but such performance on a relative basis is below the peer group’s median annualized stock price growth, 250% of the target number of units will be earned, subject to a cap of $10 million. If the Company achieves the maximum annualized stock growth goal of at least 25% on an absolute basis, and such performance on a relative basis is either at or above the peer group’s median annualized stock price growth, 500% of the target number of units will be earned, subject to a cap of $20 million.

With respect to any performance-vesting restricted stock units that are earned for the completed performance period, one-third will vest on the last day of the performance period, one-third will vest on the fourth anniversary of the date of grant and one-third will vest on the fifth anniversary of the date of grant, subject to Mr. Lynch’s continued employment through the applicable vesting date.

If Mr. Lynch’s employment is terminated by the Company without “cause” or by Mr. Lynch for “good reason” (as each term is defined in his employment agreement) before the expiration of the performance period, the award will be prorated based on actual performance through the date of termination and become fully vested on the last day of the performance period; and if such termination occurs after the end of the performance period and prior to the fifth anniversary of the date of grant, any then-unvested portion of the earned award will be subject to continued vesting as if Mr. Lynch had otherwise remained employed or accelerated vesting (as described below), as applicable. If Mr. Lynch’s employment terminates due to death or disability before the expiration of the performance period, the award will be prorated based on actual performance through the date of termination and become fully vested on the date of termination; and if such termination occurs after the end of the performance period and prior to the fifth anniversary of the date of grant, any then-unvested portion of the earned award will fully vest on the date of termination. If Mr. Lynch’s employment is terminated for any reason other than by the Company without cause or Mr. Lynch for good reason or due to death or disability, all unvested performance-vesting restricted stock units will be immediately forfeited.

If a change in control of the Company occurs prior to the expiration of the performance period and Mr. Lynch remains employed through the effective date of such change in control, the number of performance-vesting restricted stock units earned will be equal to the greater of the number that would have been earned based on actual performance through the date of such change of control or the target number of performance-vesting restricted stock units awarded, with each unit so earned being converted into a share of time-vested restricted stock that will fully vest on the last day of the performance period, subject to Mr. Lynch’s continued employment through such date; provided, that if Mr. Lynch’s employment is terminated by the Company without cause or by Mr. Lynch for good reason or due to death or disability at any time after the date of such change of control and prior to the end of the performance period, then any unvested shares of restricted stock will fully vest on the date of such termination. If, at any time after the end of the performance period and prior to the fifth anniversary of the date of grant, a change of control occurs and Mr. Lynch’s employment is terminated by the Company without cause or by Mr. Lynch for good reason or by reason of death or disability at any time during the 24-month period following the date of such change in control, the unvested portion of any earned units will fully vest on the date of such termination.

Mr. Repar. On December 22, 2015, the Human Resources and Compensation Committee approved an additional time-based award of 12,212 restricted stock units to Mr. Repar in order to enhance the Company’s ability to ensure the retention of Mr. Repar. These time-vesting restricted stock units vest over four years, with 25% vesting on each of the second and third anniversaries of the date of grant, and 50% vesting on the fourth anniversary of the date of grant. If at any time after November 3, 2018, Mr. Repar incurs a termination of employment for any reason other than by the Company for “cause” (as defined in his employment agreement) or by reason of death or disability, all unvested restricted stock units will continue to vest in accordance with the foregoing vesting schedule, provided that Mr. Repar continues to comply with the restrictive covenants set forth in the award agreement. If (i) a change in control of the Company occurs on or prior to November 3, 2018 and (ii) within 30 days prior to or 24 months following the completion of such change in control or at any time prior to such change in control at the request of a prospective purchaser whose proposed purchase would constitute a change in control upon its completion, Mr. Repar’s employment is terminated by the Company without cause or by Mr. Repar for “good reason” (as defined in his employment agreement), all unvested restricted stock units will immediately vest. If such change in control occurs at any time after November 3, 2018 and prior to the fourth anniversary of the date of grant, all unvested restricted stock units will immediately vest upon the occurrence of such change in control.

Mr. Lewis. On December 15, 2015 the Human Resources and Compensation Committee approved an additional time-based award of 1,634 restricted stock units to Mr. Lewis in recognition of Mr. Lewis’ service as the Company’s Principal Financial Officer during part of 2015. These time-vesting restricted stock units vest over two years, with 50% vesting on the first and second anniversaries of the date of grant.

New Hire Awards

In certain circumstances, the Human Resources and Compensation Committee makes limited grants of equity awards to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join the Company.

Pursuant to his employment offer letter, on November 2, 2015, Mr. Tiejema was granted a new hire equity award consisting of 11,691 time-vesting restricted stock units, determined by dividing $700,000 by the closing price of our stock as of the date immediately preceding the date of his employment start date of November 2, 2015, in order to provide Mr. Tiejema with an incentive to join us. These time-vesting restricted stock units vest over three years, with 25% vesting on each of the first two anniversaries of the grant date and 50% vesting on the third anniversary of the grant date.

Pursuant to his employment offer letter, on June 15, 2015, Mr. Barrios was granted a new hire equity award consisting of 3,681 units, determined by dividing $250,000 by the closing price of our stock as of the date immediately preceding the date of his employment start date of June 15, 2015, to incentivize Mr. Barrios to join us, with 40% consisting of time-vesting restricted stock units and 60% consisting of performance-vesting restricted stock units. The time-vesting restricted stock units vest over three years, with 25% vesting on February 27, 2016, 25% vesting on February 27, 2017 and 50% vesting on February 27, 2018. One-half of the performance-vesting restricted stock units will vest on February 27, 2018, subject to the level at which the 2017 LTIP Adjusted EBITDA Margin performance goal is achieved (as described in the “Performance-Vesting Restricted Stock Units” section above), with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. The remaining one half of the performance-vesting restricted stock units will vest on February 27, 2018, subject to the level at which the 2017 ROA performance goal is achieved (as described in the “Performance-Vesting Restricted Stock Units” section above), with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level.

Each of the new hire awards described above are subject to accelerated vesting under certain circumstances as described below in the "Potential Payments on Termination or Change in Control" section.

2013 Performance-Vesting Restricted Stock Awards

In February 2013, the Human Resources and Compensation Committee granted the following target number of performance-vesting restricted stock units to the following NEOs: Mr. Lynch - 43,257, Mr. Repar - 12,023, Mr. Lewis - 5,964 and Ms. Auerbach - 5,328.

As previously disclosed, the performance measures for these awards were 2015 Adjusted EBITDA Margin and 2015 Return on Assets (each as described under the "Performance-Vesting Restricted Stock Units " section of our proxy statement for our 2014 annual meeting of shareholders, as adjusted for the following unusual and nonrecurring events: the losses incurred from our 2015 debt refinancing, the sale of our door manufacturing and distribution business in France and the business rescue filing of Masonite (Africa) Limited in South Africa). Subject to the level at which the respective performance measure is achieved (as described below), the award will vest on May 1, 2016, provided that the NEO remains employed by the Company through such date.

Following the completion of the 2015 fiscal year, the actual number of units earned was calculated using data derived from our audited financial results in assessing actual performance against the performance measures as follows:

Performance Goals	Weighting	Actual Results	Award Payout	Weighted Payout
2015 Adjusted EBITDA Margin (%)	50.0%	11.3%	200.0%	100.0%
2015 Return on Assets (%)	50.0%	13.9%	178.0%	89.0%
				189.0%

The actual number of units earned that will vest on May 1, 2016, subject to the NEO’s continued employment through that date, is set forth below (calculated by multiplying the target number of units awarded by the payout percentage):

Executive	Target Award Units	2013 PRSU Award Payout Percentage	Units Earned
Frederick J. Lynch	43,257	189.0%	81,755
Lawrence W. Repar	12,023	189.0%	22,723
Robert E. Lewis	5,964	189.0%	11,271
Gail N. Auerbach	5,328	189.0%	10,069

Timing of Equity Grants

The Human Resources and Compensation Committee follows an equity grant policy that sets forth the timing and approvals required for equity grants. Pursuant to this policy, the Human Resources and Compensation Committee typically makes annual awards of equity at its first scheduled meeting taking place after the release of earnings for the fourth fiscal quarter and the year (generally at the end of February), which meeting date is set in advance. The Board and the Human Resources and Compensation Committee have in the past made, and may in the future make, limited grants of equity on other dates in order to recognize or retain key employees, to compensate an employee in connection with a promotion, or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join the Company (such as the new hire equity awards granted to each of Messrs. Tiejema and Barrios as described above). The Board and the Human Resources and Compensation Committee may make the foregoing “off-cycle” equity grants to employees who are below the executive zone on (i) the last business day prior to the 15th day of each month or (ii) the last business day of each month, whichever date first follows the applicable trigger date. Grants to newly hired or promoted executive zone employees are made at meetings of the Board or the Human Resources and Compensation Committee, as the case may be, at which such new hire or promotion is to be considered, and in accordance with applicable laws and regulations. Recognition or special retention grants to executive zone employees are made at meetings of the Board or the Human Resources and Compensation Committee, as the case may be, at which such recognition or special retention is to be considered, and in accordance with applicable laws and regulations.

The Human Resources and Compensation Committee has delegated to the CEO the authority to make limited “off-cycle” grants to employees below the executive zone level of the types and on the pre-established grant dates described above.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law.

Stock Ownership Guidelines

We have stock ownership guidelines that require each of our NEOs and all of our other senior officers to own meaningful equity stakes in Masonite to further align their long-term economic interests with those of our Shareholders. Our stock ownership guidelines require that (1) our Chief Executive Officer owns Common Shares in an amount not less than five times his base salary and (2) all other executive officers (including our NEOs) own Common Shares in an amount not less than three times their respective base salaries. Compliance with these guidelines will be measured once per fiscal year on the last day of the first fiscal quarter. Vested stock appreciation rights and vested and unvested time-based restricted stock units count as shares for purposes of the guidelines, but unvested stock appreciation rights do not count. To the extent performance-based restricted stock units are granted, such restricted stock units will only count towards the guideline when and if earned. There is no particular date by which the requisite share ownership level must be achieved. However, until the required level of ownership is achieved, each executive must retain at least fifty percent of the number of shares acquired upon the exercise of stock appreciation rights or the settlement of any restricted stock units (net of shares forfeited to pay any applicable exercise price and to satisfy any applicable tax withholding). All of the NEOs who are currently employed by the Company (other than Messrs. Tiejema and Barrios who joined the Company in 2015) have achieved the required level of stock ownership.

Severance and Change in Control Benefits

Each NEO is entitled to receive severance benefits under the terms of his employment agreement upon either termination by us without cause or a resignation by the NEO for good reason. We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Additionally, severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination.

The severance benefits provided upon a qualifying termination of an NEO’s employment in connection with a change in control are higher than severance benefits provided under other qualifying termination events, which is consistent with market practice. The Human Resources and Compensation Committee approved these enhanced change in control severance benefits because it considers maintaining a stable and effective management team to be important to protecting and enhancing the best interests of us and our Shareholders. To that end, the Human Resources and Compensation Committee recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management may result in the departure or distraction of management to the detriment of us and our Shareholders. Accordingly, the enhanced severance benefits have been put in place to encourage the attention, dedication and continuity of members of our management team to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control.

Other Compensation

We provide the following benefits to our NEOs on the same basis provided to all of our U.S. based employees:

•	medical, dental and vision insurance;

•	401(k) plan;

•	short- and long-term disability, life insurance, accidental death and dismemberment insurance;

•	health, limited purpose health and dependent care flexible spending accounts and/or a health care saving account; and

•	various voluntary supplemental insurance products.

In addition, upon the hiring of a new executive, we may provide such executive with certain relocation benefits and each of our NEOs is eligible to participate in a non-qualified deferred compensation plan which permits the NEO to defer base salary and/or bonuses.

We believe these benefits are consistent with those offered by companies with which we compete for employees.

Clawback Policies

Management Incentive Plan

We have implemented a clawback policy under the MIP, which provides that if an employee engages in (i) certain conduct during a plan year which is injurious to the Company or its reputation, (ii) illegal acts, theft, fraud, intentional misconduct or gross negligence related to the employee’s position with the Company or (iii) fraud, gross negligence, or intentional or willful misconduct that contributes to the Company’s financial or operational results that are used to determine the extent to which any MIP award is payable being misstated (regardless of whether we are required to prepare an accounting restatement) that is discovered during or within three years after the relevant plan year, the employee will forfeit his or her right to any MIP award for that plan year and will be required to return to us any amounts relating to previously paid MIP awards for such plan year. The plan administrator of the MIP is responsible for determining whether a recoverable event has occurred based on relevant facts and circumstances. The compensation recovery will be in addition to any other remedies available to the Company for any such behavior.

Equity Incentive Plans

The award agreements under the 2012 Plan and our 2009 Equity Incentive Plan provide that if we determine that a participant has materially violated any of the participant’s covenants regarding confidentiality, non-disclosure of confidential information and, during the applicable period of time following such participant’s termination of employment as specified in such award agreement, non-competition and non-solicitation of employees, then the following will result:

•	any outstanding awards, whether vested or unvested, will immediately be terminated and forfeited for no consideration;

•
if shares of stock have already been distributed to the participant but the participant no longer holds some or all of such shares, the participant must repay us, in cash, an amount equal to the sum of (i) the total amount of any cash previously paid to the participant in respect of the award and (ii) the total amount of any value received by the participant upon any sale of the shares; and

•
if shares of stock have been distributed to the participant and the participant continues to hold some or all of the shares, the participant will transfer such shares to the company for no consideration.

Additionally, equity awards granted under the 2012 Plan after December 31, 2014 are subject to a revised clawback policy with terms that are substantially similar to the clawback policy in effect for cash-based incentive compensation under the MIP as described above.

Accounting and Tax Implications

As a general matter, the Human Resources and Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

We account for stock-based compensation in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation - Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Human Resources and Compensation Committee takes into account FASB ASC Topic 718 in determining the amounts of long-term incentive grants to executives and employees, awarding both stock appreciation rights and restricted stock units.

Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Company may rely on the exemption from Section 162(m) afforded to it by such grandfather provisions for compensation paid pursuant to the Company’s pre-existing plans. The Human Resources and Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Human Resources and Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under the MIP. On February 29, 2016, the Human Resources and Compensation Committee amended the definition of Adjusted EBITDA to exclude the impact of the losses incurred from our 2015 debt refinancing, the sale of our door and manufacturing distribution business in France and the business rescue filing of Masonite (Africa) Limited in South Africa after considering that this amendment would cause the 2015 MIP bonuses to become subject to the limitation on deductibility imposed by Section 162(m) and that the benefits of the amendment outweighed the potential loss of tax deductibility, as described below.

MIP and LTIP Definitions and Reconciliation

2015 Bonus Pool - Amendment to Adjusted EBITDA

On February 29, 2016, the Human Resources and Compensation Committee amended the definition of Adjusted EBITDA that was used for purposes of determining whether the minimum Adjusted EBITDA threshold of $130.0 million for fiscal year 2015 would be achieved in order to fund the bonus pool under the MIP. The effect of the amendment was to exclude the impact of (i) the $28.1 million loss incurred in connection with our 2015 debt refinancing, (ii) the $29.7 million loss incurred in connection with the sale of our door manufacturing and distribution business in France, and (iii) the $26.0 million loss incurred in connection with the filing of business rescue proceedings by Masonite (Africa) Limited, a subsidiary of the Company, in South Africa, all of which occurred in 2015 after the time that the minimum Adjusted EBITDA threshold was initially established. In acting to approve the amendment to the definition of Adjusted EBITDA, the Human Resources and Compensation Committee took into consideration that the amendment will cause the 2015 MIP bonuses to become subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Human Resources and Compensation Committee determined that the benefits of amending the definition of Adjusted EBITDA to adjust for the extraordinary events described above outweighed the potential loss of tax deductibility after considering that such events should have been included as an adjustment to Adjusted EBITDA and, but for the amendment, the NEOs would not have received any payout under the 2015 MIP despite the levels at which the performance measures were actually achieved under the 2015 MIP (as described in the “Annual Cash Incentive Bonus - 2015 Management Incentive Plan” section above). For fiscal year 2015, the Company’s Adjusted EBITDA, as adjusted following the amendment as described above, was $204.2 million, which exceeded the threshold required to fund the bonus pool under the MIP.

Definitions

The definitions for each of the financial performance goals for purposes of the 2015 MIP and LTIP awards, as applicable, are as follows:

"Adjusted EBITDA" is defined as net income (loss) attributable to Masonite adjusted to exclude depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite is included on page 102 of our Annual Report on form 10-K for the year ended January 3, 2016.

"MIP Adjusted EBITDA" is defined as Adjusted EBITDA, as adjusted for any acquisitions or divestitures in the current year using the methodology established by the Human Resources and Compensation Committee, plus transaction costs (including fees and expenses) incurred related to acquisitions or divestitures, plus transaction costs (including fees and expenses) associated with debt or equity offerings, plus costs, expenses or adjustments related to non-budgeted Board initiatives undertaken in the current year, plus conversion costs for new retail business wins, plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our Board of Directors, and plus or minus the impact of foreign exchange rate fluctuations versus prior year.

“2017 LTIP Adjusted EBITDA” is defined as Adjusted EBITDA for fiscal 2017, as adjusted for any acquisitions or divestitures using the methodology established by the Human Resources and Compensation Committee, plus transaction costs (including fees and expenses) incurred related to acquisitions or divestitures, plus transaction costs (including fees and expenses) associated with debt or equity offerings, plus or minus any changes to generally accepted accounting principles, plus or minus other adjustments for unusual or nonrecurring events approved by the Human Resources and Compensation Committee or our Board of Directors, plus costs, expenses, or other adjustments related to items that are outside of the scope of the Company’s core, on-going business activities or not within the reasonable control of the Company’s management as approved by the Human Resources and Compensation Committee or our Board of Directors and plus or minus the impact of foreign exchange rate fluctuations versus prior year.

"MIP Net Revenue" is defined as net sales (as determined in accordance with generally accepted accounting principles), excluding net sales from any acquisitions or divestitures in the current year using the methodology established by the Human Resources and Compensation Committee, plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our Board of Directors, and plus or minus the impact of foreign exchange rate fluctuations versus prior year.

"Cash Conversion Cycle" is defined as year-ending Days on Hand (defined as ending inventory divided by trailing 12 months cost of goods sold times 365) plus year-ending Days Sales Outstanding (defined as ending accounts receivable divided by trailing 12 months net sales times 365), less year-ending Days Payable Outstanding (defined as accounts payable plus accrued expenses, divided by trailing 12 months cost of goods sold, times 365). Ending inventory, accounts receivable, accounts payable, net sales and cost of goods sold are determined in accordance with generally accepted accounting principles and adjusted for acquisitions or divestitures in the current year using the methodology established by the Human Resources and Compensation Committee, plus or minus the impact of foreign exchange rate fluctuations, and plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our Board of Directors. For purposes of the MIP, the performance goals for Cash Conversion Cycle are established as the number of days improvement from the prior year to the current year.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our named executive officers for services provided to us during the fiscal years ended January 3, 2016, December 28, 2014, and December 29, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Frederick J. Lynch, President and Chief Executive Officer	2015	905,192	—	4,729,893	—	2,022,020	13,851	7,670,956
	2014	878,269	—	2,654,952	—	268,155	14,932	3,816,309
	2013	850,000	—	1,700,000	606,163	878,050	13,856	4,048,069

Russell T. Tiejema, Executive Vice President and Chief Financial Officer(5)	2015	46,154	—	699,940	—	—	152	746,246

Lawrence P. Repar, Executive Vice President, Chief Customer Experience Officer	2015	630,000	—	1,379,891	—	763,560	15,257	2,788,707
	2014	630,000	—	629,997	—	114,534	25,203	1,399,734
	2013	630,000	—	567,005	130,493	390,474	24,320	1,742,292

Robert E. Lewis, Senior Vice President, General Counsel and Corporate Secretary	2015	398,077	—	499,970	—	404,000	16,182	1,318,229
	2014	387,115	—	779,946	—	59,085	14,465	1,240,611
	2013	375,000	—	281,239	73,245	193,688	14,166	937,337

Gail N. Auerbach, Senior Vice President Human Resources(6)	2015	353,077	—	354,962	—	358,550	15,488	1,082,077

Elias E. Barrios, Senior Vice President, Global Operations and Supply Chain (7)	2015	162,500	75,000(8)	249,940	—	179,863	651	667,954

Mark J. Erceg, Executive Vice President and Chief Financial Officer (9)	2015	199,038	—	712,443	—	—	13,795	925,276
	2014	462,115	—	697,479	—	84,537	14,158	1,258,290
	2013	450,000	—	450,001	130,493	278,910	13,668	1,323,072
___________________________

(1)
Amounts shown in this column for 2015 salary for Messrs. Lynch, Lewis and Erceg and Ms. Auerbach reflect their salary increases which were effective as of February 23, 2015, as disclosed under the heading above entitled “Compensation Discussion and Analysis - Elements of Our Executive Compensation Program - Base Salary.” The amount shown in this column for Mr. Tiejema represents the portion of Mr. Tiejema’s annual base salary of $400,000 earned by him for the period from November 2, 2015 through January 3, 2016. The amount shown in this column for Mr. Barrios represents the portion of Mr. Barrios’ annual base salary of $325,000 earned by him for the period from June 15, 2015 through January 3, 2016.

(2)
Amounts in this column reflect the aggregate grant date fair value of restricted stock units granted during the applicable fiscal year in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of restricted stock units granted in 2015, please see note 8 "Share Based Compensation" in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016. The amounts shown include the grant date fair value of performance-vesting restricted stock units granted in 2015, based on the probable outcome of the related performance conditions at target levels, calculated in accordance with FASB ASC Topic 718. Each grant of restricted stock units is subject to achievement of the applicable performance conditions as described in the heading above entitled "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-

Long-Term Equity Incentive Awards-February 2015 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units; Supplemental Awards-Mr. Lynch; and New Hire Awards-Mr. Barrios." The grant date fair value per unit of the performance-vesting restricted stock units are as follows: $62.97 for the annual long-term incentive grants made on February 27, 2015 to each of Messrs. Lynch (30,347 units), Repar (6,002 units), Lewis (3,811 units) and Erceg (6,788 units) and Ms. Auerbach (3,382 units); $61.20 for the supplemental long-term incentive grant made on November 5, 2015 to Mr. Lynch (32,679 units); and $67.90 for the new hire long-term incentive grant made on June 15, 2015 to Mr. Barrios (2,209 units). The grant date fair value of each of the performance-vesting restricted stock units granted in 2015 based on the maximum level of performance is as follows: (i) for the annual long-term incentive grants made on February 27, 2015, Mr. Lynch, $3,821,901 (60,694 units); Mr. Repar, $755,892 (12,004 units); Mr. Lewis, $479,957 (7,622 units); Mr. Erceg, $854,881 (13,576 units); and Ms. Auerbach, $425,929 (6,764 units); (ii) for the supplemental long-term incentive grant made on November 5, 2015 to Mr. Lynch $9,999,774 (163,395 units, which represents 500% of the target number of units granted, noting that such maximum number of units that may be earned is subject to a cap of $20.0 million); and (iii) for the new hire long-term incentive grant made on June 15, 2015 to Mr. Barrios $299,982 (4,418 units). Mr. Tiejema did not receive a performance-based restricted stock grant in 2015. Mr. Erceg forfeited his 2015 annual long-term incentive grant upon his termination of employment with us.

(3)
Amounts shown in this column represent annual performance-based cash bonuses that were earned under the MIP during the specified year and paid in the following year. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Annual Cash Incentive Bonus" for a description of the bonuses for fiscal year 2015. For Fiscal year 2015, Mr. Tiejema did not participate in the MIP after becoming employed by the Company on November 2, 2015; Mr. Barrios’ bonus was prorated to reflect that he joined the Company on June 15, 2015; and Mr. Erceg was not eligible to participate in the 2015 MIP as a result of his resignation from the Company in May 2015.

(4)
Amounts shown in this column for 2015 include company contributions to our 401(k) plan of $11,844 for Mr. Lynch; $13,250 for each of Messrs. Repar, Lewis and Erceg, and $11,392 for Ms. Auerbach; taxable fringe benefits paid by us for group term life insurance of $2,007 for Mr. Lynch, $152 for Mr. Tiejema, $2,007 for Mr. Repar, $2,932 for Mr. Lewis, $4,096 for Ms. Auerbach, $651 for Mr. Barrios and $545 for Mr. Erceg.

(5)	Mr. Tiejema joined us on November 2, 2015.

(6)	Ms. Auerbach was not a named executive officer in 2013 or 2014

(7)	Mr. Barrios joined us on June 15, 2015.

(8)	Amount shown represents the signing bonus paid to Mr. Barrios on December 17, 2015, pursuant to the terms of his employment offer letter.

(9)	Mr. Erceg’s employment with us terminated on May 18, 2015.

Employment Agreements
On December 22, 2015, the Company entered into new employment agreements with each of Messrs. Lynch, Tiejema, Repar, Lewis, and Barrios and Ms. Auerbach, effective as of December 31, 2015.  These employment agreements supersede and replace the employment agreements between the Company and each of Messrs. Lynch, Repar and Lewis and Ms. Auerbach, the terms of which expired on December 31, 2015, and the employment offer letter between the Company and each of Messrs. Tiejema and Barrios (other than the terms of the signing bonuses for each of Messrs. Tiejema and Barrios which are set forth in the respective employment offer letter), each of which had provided for at-will employment with the Company.  The employment agreements provide for a term that commences on December 31, 2015 and expires on December 31, 2018, unless earlier terminated.

Frederick J. Lynch
Pursuant to his employment agreement, Mr. Lynch continues to serve as our President and Chief Executive Officer. Mr. Lynch’s base salary was increased from $885,000 to $910,000 in 2015 and he is eligible to earn an annual bonus targeted at 110% of his base salary (increased from 100% in 2014), subject to the achievement of applicable performance goals.

Russell T. Tiejema
Pursuant to his employment agreement, Mr. Tiejema continues to serve as our Executive Vice President and Chief Financial Officer. Mr. Tiejema’s base salary was $400,000 in 2015 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals. In addition, pursuant to Mr. Tiejema’s employment offer letter and to partially compensate him for a forfeited bonus payout from his prior employer, Mr. Tiejema will be eligible to receive a sign-on bonus of $150,000 at the end of our first financial quarter in 2016, subject to his repayment of some or all of the sign-on bonus if he resigns from employment or is terminated for cause on or before November 2, 2017.
Lawrence P. Repar
Pursuant to his employment agreement, Mr. Repar continues to serve as our Executive Vice President, Chief Customer Experience Officer. Mr. Repar’s base salary is $630,000 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals.
Robert E. Lewis
Pursuant to his employment agreement, Mr. Lewis continues to serve as our Senior Vice President, General Counsel and Corporate Secretary. Mr. Lewis’ base salary was increased from $390,000 to $400,000 in 2015 and he is eligible to earn an annual bonus targeted at 50% of his base salary, subject to the achievement of applicable performance goals.
Gail N. Auerbach
Pursuant to her employment agreement, Ms. Auerbach continues to serve as our Senior Vice President, Human Resources. Ms. Auerbach’s base salary was increased from $345,000 to $355,000 in 2015 and she is eligible to earn an annual bonus targeted at 50% of her base salary, subject to the achievement of applicable performance goals.
Elias E. Barrios
Pursuant to his employment agreement, Mr. Barrios continues to serve as our Senior Vice President, Global Operations and Supply Chain. Mr. Barrios’ base salary was $325,000 in 2015 and he is eligible to earn an annual bonus targeted at 50% of his base salary subject to the achievement of applicable performance goals. Pursuant to Mr. Barrios’ employment offer letter and to partially compensate him for a prorated annual incentive opportunity in 2015 from the Company and for a forfeited bonus payout from his prior employer, Mr. Barrios received a signing bonus of $75,000 on December 17, 2015, subject to repayment of some or all of the sign-on bonus if he resigns from employment or is terminated for cause on or before June 15, 2017.
All of our NEOs are eligible to participate in our Deferred Compensation Plan (as discussed in greater detail below) and all of our employee benefit plans, including the 401(k) plan. Messrs. Lynch, Tiejema, Lewis, and Barrios and Ms. Auerbach entitled to four weeks of vacation per year and Mr. Repar is entitled to five weeks of vacation per year. In addition, all of our NEOs are subject to covenants, during the term of their employment and for a period of 24 months thereafter, not to (i) engage in any business that competes with us, (ii) solicit customers, or (iii) solicit or hire our employees.
Mark J. Erceg
Effective May 18, 2015, Mr. Erceg resigned from the Company as described further in the “Potential Payments on Termination or Change in Control” section below.

Grants of Plan Based Awards for 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frederick J. Lynch
Annual Cash Bonus (1)	—		500,500	1,001,00	2,152,150	—	—	—
Performance-Vesting Restricted Stock Units	2/27/2015	(3)(4)	—	—	—	15,174	30,347	60,694
Time-Vesting Restricted Stock Units	2/27/2015	(5)	—	—	—	—	—	—
Performance-Vesting Restricted Stock Units	11/5/2015	(6)(7)	—	—	—	8,170	32,679	163,395
Russell T. Tiejema (8)
Time-Vesting Restricted Stock Units	11/2/2015	(9)	—	—	—	—	—	—
Lawrence P. Repar
Annual Cash Bonus (1)	—		189,000	378,000	812,700	—	—	—
Performance-Vesting Restricted Stock Units	2/27/2015	(3)(4)	—	—	—	3,001	6,002	12,004
Time-Vesting Restricted Stock Units	2/27/2015	(5)	—	—	—	—	—	—
Time-Vesting Restricted Stock Units	12/22/2015	(10)	—	—	—	—	—	—
Robert E. Lewis
Annual Cash Bonus (1)	—		100,000	200,000	430,000	—	—	—
Performance-Vesting Restricted Stock Units	2/27/2015	(3)(4)	—	—	—	1,906	3,811	7,622
Time-Vesting Restricted Stock Units	2/27/2015	(5)	—	—	—	—	—	—
Time-Vesting Restricted Stock Units	12/15/2015	(11)	—	—	—	—	—	—
Gail N. Auerbach
Annual Cash Bonus (1)	—		88,750	177,500	381,625	—	—	—
Performance-Vesting Restricted Stock Units	2/27/2015	(3)(4)	—	—	—	1,691	3,382	6,764
Time-Vesting Restricted Stock Units	2/27/2015	(5)	—	—	—	—	—	—
Elias E. Barrios
Annual Cash Bonus (1)	—		44,521	89,041	191,438	—	—	—
Performance-Vesting Restricted Stock Units	6/15/2015	(3)(4)	—	—	—	1,105	2,209	4,418
Time-Vesting Restricted Stock Units	6/15/2015	(12)	—	—	—	—	—	—
Mark J. Erceg (13)
Annual Cash Bonus (1)	—		142,500	285,000	612,750	—	—	—
Performance-Vesting Restricted Stock Units	2/27/2015	(3)(4)	—	—	—	3,394	6,788	13,576
Time-Vesting Restricted Stock Units	2/27/2015	(5)	—	—	—	—	—	—

Grants of Plan Based Awards for 2015 (continued)

Named Executive Officer	All Other Stock Awards Number of Shares or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise Of Price Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Frederick J. Lynch
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	1,910,951
Time-Vesting Restricted Stock Units	13,006	—	—	818,988
Performance-Vesting Restricted Stock Units	—	—	—	1,999,955
Russell T. Tiejema
Time-Vesting Restricted Stock Units	11,691	—	—	699,940
Lawrence P. Repar
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	377,946
Time-Vesting Restricted Stock Units	4,002	—		252,006
Time-Vesting Restricted Stock Units	12,212	—		749,939
Robert E. Lewis
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	239,979
Time-Vesting Restricted Stock Units	2,541	—		160,007
Time-Vesting Restricted Stock Units	1,634	—		99,984
Gail N. Auerbach
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	212,965
Time-Vesting Restricted Stock Units	2,255	—	—	141,997
Elias E. Barrios
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	149,991
Time-Vesting Restricted Stock Units	1,472	—	—	99,949
Mark J. Erceg
Annual Cash Bonus	—	—	—	—
Performance-Vesting Restricted Stock Units	—	—	—	427,440
Time-Vesting Restricted Stock Units	4,526	—	—	285,002
______________________

(1)
The amounts set forth in the "Threshold," "Target" and "Maximum" columns above indicate the threshold, target and maximum amounts for each of the NEOs under our 2015 MIP. The actual payouts were approved by the Human Resources and Compensation Committee on February 29, 2016 and are included in the "Non- Equity Incentive Plan Compensation column" on the Summary Compensation Table. The amounts shown in the “Target” column reflect a bonus target of 110% of base salary for Mr. Lynch, 60% of base salary for each of Messrs. Erceg and Repar, 50% of base salary for each of Messrs. Lewis and Barrios and Ms. Auerbach. Mr. Tiejema did not participate in the MIP after becoming employed by the Company on November 2, 2015; Mr. Barrios’ bonus was prorated to reflect that he joined the Company on June 15, 2015; and Mr. Erceg was not eligible to participate in the 2015 MIP as a result of his resignation from the Company in May 2015. For a more complete description of the 2015 MIP, including discussion of actual payouts thereunder, see the heading above entitled “Compensation Discussion and Analysis-Elements of Our Executive Compensation Program - Annual Cash Incentive Bonus."

(2)
Amounts in this column reflect the grant date fair value of the performance-vesting restricted stock units and the time-vesting restricted stock units granted to each NEO in 2015 in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of such awards, please see note 8 "Share Based Compensation Plans" in the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016. The amounts shown include the grant date fair value of performance-vesting restricted stock units granted in 2015, based on the probable outcome of the related performance conditions at target levels, calculated in accordance with FASB ASC Topic 718. These restricted stock units are subject to achievement of the applicable performance conditions as described in the heading above entitled "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2015 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units; Supplemental Awards-Mr. Lynch; and New Hire Awards-Mr. Barrios."

(3)
The grant date fair value of each of the performance-vesting restricted stock units granted in 2015 based on the maximum level of performance is as follows: (i) for the annual long-term incentive grants made on February 27, 2015, Mr. Lynch, $3,821,901 (60,694 units); Mr. Repar, $755,892 (12,004 units); Mr. Lewis, $479,957 (7,622 units); Mr. Erceg, $854,881 (13,576 units); and Ms. Auerbach, $425,929 (6,764 units); and (ii) for the new hire long-term incentive grant made on June 15, 2015 to Mr. Barrios, $299,982 (4,418 units).

(4)
With respect to the performance-vesting restricted stock units granted to each of Messrs. Lynch, Repar, Lewis, Barrios and Erceg and Ms. Auerbach, the amounts set forth in the "Threshold," "Target" and "Maximum" columns above correspond to the number of shares that would be earned by each such NEO upon achievement of the applicable 2017 Adjusted EBITDA Margin and Return on Assets performance measures at the specified threshold, target and maximum levels, respectively. Subject to achievement of the applicable performance measure, the performance-vesting restricted stock units are scheduled to vest on the third anniversary of the date of grant. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2015 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units" for a description of these performance-vesting restricted stock units and the applicable performance measures.

(5)
The time-vesting restricted stock units granted on February 27, 2015 to Messrs. Lynch, Repar, Lewis and Erceg and Ms. Auerbach are scheduled to vest over 3 years, with 25% vesting on the first anniversary of the date of grant, 25% on the second anniversary and 50% on the third anniversary.

(6)
The grant date fair value of the performance-vesting restricted stock units granted based on the maximum level for the supplemental long-term incentive grant made on November 5, 2015 to Mr. Lynch $9,999,774 (163,395 units, which represents 500% of the target number of units granted, noting that such maximum number of units that may be earned is subject to a cap of $20 million).

(7)
With respect to the performance-vesting restricted stock units granted to Mr. Lynch on November 5, 2015, the amounts set forth in the "Threshold," "Target" and "Maximum" columns above correspond to the number of shares that would be earned by Mr. Lynch based upon the Company’s achievement of the applicable levels of the Company’s compound annualized stock price growth on an absolute basis and relative to the median of the compound annualized stock price growth for a group of peer companies, in each case, for the three-year performance period beginning on the grant date and ending on the third anniversary thereof. The amount shown in the “Threshold” column represents 25% of the number of target shares that would be issued upon the Company’s achievement of the threshold level of the Company’s annualized stock price growth on an absolute basis. The amount shown in the “Target” column represents 100% of the number of target shares that would be issued upon the Company’s achievement of the target level of the Company’s annualized stock price growth on an absolute basis. The amount shown in the “Maximum” column represents 500% of the number of target shares that would be issued upon the Company’s achievement of the maximum level of the Company’s annualized stock price growth on an absolute basis, and such performance on a relative basis is either at or above the peer group’s median annualized stock price growth, noting that such maximum number of units that may be earned is subject to a cap of $20.0 million. With respect to any performance-vesting restricted stock units that are earned for the completed performance period, such units are scheduled to vest as follows: one-third will vest on the last day of the performance period, one-third will vest on the fourth anniversary of the date of grant and one-third will vest on the fifth anniversary of the date of grant. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards- Supplemental Awards-Mr. Lynch" for additional detail regarding this grant.

(8)	Mr. Tiejema did not receive a performance-based restricted stock grant in 2015.

(9)
The time-vesting restricted stock units granted on November 2, 2015 to Mr. Tiejema are scheduled to vest over 3 years, with 25% vesting on November 2, 2016, 25% November 2, 2017 and 50% November 2, 2018.

(10)
The time-vesting restricted stock units granted on December 22, 2015 to Mr. Repar are scheduled to vest over 4 years, with 25% vesting on the second anniversary of the date of grant, 25% on the third anniversary and 50% on the fourth anniversary.

(11)
The time-vesting restricted stock units granted on December 15, 2015 to Mr. Lewis are scheduled to vest over 2 years, with 50% vesting on the first anniversary of the date of grant and 50% on the second anniversary.

(12)
The time-vesting restricted stock units granted on May 18, 2015 to Mr. Barrios are scheduled to vest over 3 years, with 25% vesting on February 27, 2016, 25% on February 27, 2017 and 50% on February 27, 2018.

(13)	Mr. Erceg forfeited his 2015 annual long-term incentive grant upon his termination of employment with us.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Options/SARs
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Frederick J. Lynch	212,785	—	—	13.64	07/09/19
	64,426	—	—	19.06	12/12/19
	87,708	—	—	20.19	07/05/21
	—	72,000(1)	—	32.68	08/06/23

Russell T. Tiejema	—	—	—	—	—

Lawrence P. Repar	29,021	—	—	20.19	07/05/21
	—	15,500(1)	—	32.68	08/06/23

Robert E. Lewis	18,750	—	—	17.37	04/15/22
	—	8,700(1)	—	32.68	08/06/23

Gail N. Auerbach	—	6,500(1)	—	32.68	08/06/23

Elias E. Barrios	—	—	—	—	—

___________________________________

(1)	Stock appreciation rights granted on August 6, 2013 are scheduled to cliff vest on August 6, 2016.

(2)
Represents the unvested portion in the aggregate of: (i) 28,838 restricted stock units granted to Mr. Lynch on February 25, 2013, which vest as to fifty percent (50%) on May 1, 2014, thirty percent (30%) on May 1, 2015, and twenty percent (20%) on May 1, 2016; (ii) 14,553 restricted stock units granted to Mr. Lynch on February 24, 2014, which vest as to twenty-five percent (25%) on February 24, 2015, twenty-five percent (25%) on February 24, 2016, and fifty percent (50%) on February 24, 2017; and (iii) 13,006 restricted stock units granted to Mr. Lynch on February 27, 2015, which vest as to twenty-five percent (25%) on February 27, 2016, twenty-five percent (25%) on February 27, 2017, and fifty percent (50%) on February 27, 2018.

(3)
Represents the unvested performance-vesting restricted stock units granted in February 2013 that were earned based on the Company’s achievement of the applicable 2015 Adjusted EBITDA Margin and 2015 Return on Assets at the end of the 2015 fiscal year and which are scheduled to vest on May 1, 2016. On February 29, 2016, the Human Resources and Compensation Committee approved the Company’s performance results at 189.0% achievement of target results (which is the amount shown in this table). See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-2013 Performance-Vesting Restricted Stock Awards" for additional detail.

(4)
Represents the unvested performance-vesting restricted stock units granted in February 2014, which are scheduled to vest on February 24, 2017, subject to achievement of the applicable Adjusted EBITDA Margin and Return on Assets at the end of the 2016 fiscal year. Amounts shown represent the number of shares that would be earned by each of the NEOs upon achievement of the applicable 2016 Adjusted EBITDA Margin and Return on Assets performance measures at the target levels. The maximum number of shares that may be earned by each NEO are as follows: Mr. Lynch, 67,918; Mr. Repar, 13,814; Mr. Lewis, 8,550 and Ms. Auerbach, 7,564.

Outstanding Equity Awards at 2015 Fiscal Year-End (continued)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Frederick J. Lynch	29,687(2)	1,817,735	81,755(3)	5,005,859
			33,957(4)	2,079,187
			30,347(5)	1,858,147
			32,679(6)	2,000,935

Russell T. Tiejema	11,691(7)	715,840	—	—

Lawrence P. Repar	22,071(8)	1,351,407	22,723(3)	1,391,329
			6,907(4)	422,916
			6,002(5)	367,502

Robert E. Lewis	12,519(9)	766,538	11,271(3)	690,123
			4,275(4)	261,758
			3,811(5)	233,348

Gail N. Auerbach	5,210(10)	319,008	10,069(3)	616,525
			3,782(4)	231,572
			3,382(5)	207,080

Elias E. Barrios	1,472(11)	90,131	2,209(3)	135,257
____________________________________

(5)
Represents the unvested performance-vesting restricted stock units granted to each of Messrs. Lynch, Repar and Lewis and Ms. Auerbach in February 2015 and to Mr. Barrios in June 2015 which are scheduled to vest on February 27, 2018, subject to achievement of the applicable Adjusted EBITDA Margin and Return on Assets at the end of the 2017 fiscal year. Amounts shown represent the number of shares that would be earned by each of the NEOs upon achievement of the applicable 2017 Adjusted EBITDA Margin and Return on Assets performance measures at the target levels. The maximum number of shares that may be earned by each NEO are as follows: Mr. Lynch, 60,694; Mr. Repar, 12,004; Mr. Lewis, 7,622; Ms. Auerbach, 6,764; and Mr. Barrios, 4,418. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2015 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units" for a description of the performance-vesting restricted stock units and the applicable performance measures.

(6)
Represents the unvested performance-vesting restricted stock units granted on November 5, 2015, which will be earned based upon the Company’s achievement of the applicable levels of the Company’s compound annualized stock price growth on an absolute basis and relative to the median of the compound annualized stock price growth for a group of peer companies, in each case, for the three-year performance period beginning on the grant date and ending on the third anniversary thereof. The amount shown represents 100% of the number of target shares that would be issued upon the Company’s achievement of the target level of the Company’s annualized stock price growth on an absolute basis. The maximum number of shares that may be earned by Mr. Lynch is 163,395, which represents 500% of the target number of units granted, noting that such maximum number of units that may be earned is subject to a cap of $20.0 million. With respect to any units that are earned for the completed performance period, such units are scheduled to vest as follows: one-third will vest on the last day of the performance period, one-third will vest on the fourth anniversary of the date of grant and one-third will vest on the fifth anniversary of the date of grant. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards- Supplemental Awards-Mr. Lynch" for additional detail regarding this grant.

(7)
Represents the unvested portion in the aggregate of 11,691 restricted stock units granted to Mr. Tiejema on November 2, 2015, which vest as to twenty-five percent (25%) on November 2, 2016, twenty-five percent (25%) on November 2, 2017, and fifty percent (50%) on November 2, 2018.

(8)
Represents the unvested portion in the aggregate of (i) 12,023 restricted stock units granted to Mr. Repar on February 25, 2013, which vest as to fifty percent (50%) on May 1, 2014, thirty percent (30%) on May 1, 2015, and twenty percent (20%) on May 1, 2016.; (ii) 4,604 restricted stock units granted to Mr. Repar on February 24, 2014, which vest as to twenty-five percent (25%) on February 24, 2015, twenty-five percent (25%) on February 24, 2016, and fifty percent (50%) on February 24, 2017; (iii) 4,002 restricted stock units granted to Mr. Repar on February 27, 2015, which vest as to twenty-five percent (25%) on February 27, 2016, twenty-five percent (25%) on February 27, 2017, and fifty percent (50%) on February 27, 2018; and (iv) 12,212 restricted stock units granted to Mr. Repar on December 22, 2015, which vest as to twenty-five percent (25%) on December 22, 2017, twenty-five percent (25%) on December 22, 2018, and fifty percent (50%) on December 22, 2019.

(9)
Represents the unvested portion in the aggregate of (i) 5,963 restricted stock units granted to Mr. Lewis on February 25, 2013, which vest as to fifty percent (50%) on May 1, 2014, thirty percent (30%) on May 1, 2015, and twenty percent (20%) on May 1, 2016; (ii) 2,850 restricted stock units granted to Mr. Lewis on February 24, 2014, which vest as to twenty-five percent (25%) on February 24, 2015, twenty-five percent (25%) on February 24, 2016, and fifty percent (50%) on February 24, 2017; (iii) 6,686 restricted stock units granted to Mr. Lewis on December 2, 2014, which vest as to twenty-five percent (25%) on December 2, 2015, twenty-five percent (25%) on December 2, 2016, and fifty percent (50%) on December 2, 2017; (iv) 2,541 restricted stock units granted to Mr. Lewis on February 27, 2015, which vest as to twenty-five percent (25%) on February 27, 2016, twenty-five percent (25%) on February 27, 2017, and fifty percent (50%) on February 27, 2018.; and (v) 1,634 restricted stock units granted to Mr. Lewis on December 15, 2015, which vest as to fifty percent (50%) on December 15, 2016 and fifty percent (50%) on December 15, 2017.

(10)
Represents the unvested portion in the aggregate of (i) 5,327 restricted stock units granted to Ms. Auerbach on February 25, 2013, which vest as to fifty percent (50%) on May 1, 2014, thirty percent (30%) on May 1, 2015, and twenty percent (20%) on May 1, 2016; (ii) 2,521 restricted stock units granted to Ms. Auerbach on February 24, 2014, which vest as to twenty-five percent (25%) on February 24, 2015, twenty-five percent (25%) on February 24, 2016, and fifty percent (50%) on February 24, 2017; and (iii) 2,255 restricted stock units granted to Ms. Auerbach on February 27, 2015, which vest as to twenty-five percent (25%) on February 27, 2016, twenty-five percent (25%) on February 27, 2017, and fifty percent (50%) on February 27, 2018.

(11)
Represents the unvested portion in the aggregate of 1,472 restricted stock units granted to Mr. Barrios on June 15, 2015, which vest as to twenty-five percent (25%) on February 27, 2016, twenty-five percent (25%) on February 27, 2017, and fifty percent (50%) on February 27, 2018.

Option Exercises and Stock Vested for 2015
The following table provides information regarding the amounts received by our named executive officers upon the vesting of restricted stock units and the exercise of stock appreciation rights during the year ended January 3, 2016.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frederick J. Lynch	—	—	44,034	2,921,311
Russell T. Tiejema	—	—	—	—
Lawrence P. Repar	28,423	1,423,424	18,943	1,226,750
Robert E. Lewis	6,250	321,313	7,423	498,003
Gail N. Auerbach	31,952	1,619,456	6,960	458,679
Elias E. Barrios	—	—	—	—
Mark J. Erceg	17,698	809,330	4,138	278,263
____________________

(1)
Value realized on exercise of stock appreciation rights is calculated based on the difference between the per share price of our stock at the time of exercise and the exercise price of such stock appreciation rights.

(2)	Value realized on vesting of restricted stock units is calculated by multiplying the number of restricted stock units that vested by the per share price of our stock on the applicable vesting date.

Nonqualified Deferred Compensation for 2015
The following table provides information regarding contributions, earnings and balances for our named executive officers under our nonqualified deferred compensation plan.

Named Executive Officer	Executive Contributions in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/Distributions in 2015 ($)	Aggregate Balance at January 3, 2016 ($)
Frederick J. Lynch	369,125(1)	(45,032)(2)	—	1,105,337(5)
Russell T. Tiejema	—	—	—	—
Lawrence P. Repar	—	—	—	—
Robert E. Lewis	—	—	—	—
Gail N. Auerbach	73,346(1)	(2,501)(2)	(30,497)(3)	173,680(5)
Elias E. Barrios	—	—	—	—
Mark J. Erceg	59,444(1)	(13,738)(2)	(375,314)(4)	—

(1)
Represents the amounts that the NEO elected to defer in 2015 under the Deferred Compensation Plan. These represent compensation earned by the NEO in 2015, and are therefore also reported in the appropriate columns in the “Summary Compensation Table” for 2015 as described above.

(2)
Represents the net amounts debited from the account of the NEO under the Deferred Compensation Plan as a result of the performance of the securities in which the account was invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings/losses, and thus are not reported in the “Summary Compensation Table” as described above.

(3)	Represents an in-service distribution made to Ms. Auerbach in accordance with the terms of her deferral elections under the Deferred Compensation Plan for the applicable plan year.

(4)
Represents the full account balance distribution made to Mr. Erceg upon his separation from service with the Company in accordance with the terms of his deferral elections under the Deferred Compensation Plan for the applicable plan years.

(5)
Represents the amount of the NEO’s account balance under the Deferred Compensation Plan at the end of 2015. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in previous years are as follows:

Named Executive Officer	Amount Previously Reported ($)
Frederick J. Lynch	781,244
Russell T. Tiejema	—
Lawrence P. Repar	—
Robert E. Lewis	—
Gail N. Auerbach	—
Elias E. Barrios	—
Mark J. Erceg	329,608

Deferred Compensation Plan
The Masonite International Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) is an unfunded non-qualified deferred compensation plan that permits certain key employees to defer a portion of their compensation to a future time. Eligible employees may elect to defer a portion of their base salary, bonus and/or restricted stock units and eligible directors may defer a portion of their director fees or restricted stock units under the Deferred Compensation Plan. All contributions to the plan on behalf of the participant are fully vested (other than restricted stock unit deferrals which remain subject to the vesting terms of the applicable equity incentive plan) and are placed into a grantor trust, commonly referred to as a "rabbi trust." Although we are permitted to make matching contributions under the terms of the Deferred Compensation Plan, we have not elected to do so. The Deferred Compensation Plan invests the contributions in diversified securities from a selection of investments chosen by the participants who may periodically reallocate the assets in their respective accounts. Participants are entitled to receive the benefits in their accounts upon separation of service or upon a specified date, with benefits payable as a single lump sum or in annual installments. In the event of a change in control, each participant’s account will be distributed in the form of a single lump-sum payment on the second anniversary of the change in control, unless such participant elects, during the 12-month period beginning on the change in control, to receive a single lump-sum payment or installments commencing on either (i) any specified date that is at least 5 years after the second anniversary of the change in control or (ii) the seventh anniversary of the change in control.
Potential Payments on Termination or Change in Control
NEO Employment Agreements

The employment agreements entered into with each of our NEOs entitle them to receive the payments and benefits described below upon each termination and change in control event described below.

Termination without cause or for good reason, other than in connection with a change in control

If the employment of Messrs. Lynch, Repar, Tiejema, Lewis or Barrios or Ms. Auerbach is terminated by us other than for cause or disability (as defined below), or if any such NEO resigns for good reason (as defined below), and such termination is not in connection with a change in control, he or she will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he or she would have been paid if he or she had remained employed by us; and

•
continued payment of base salary for 24 months if the date of termination is more than two years after the NEO became employed by the Company, and for 12 months if the date of termination is less than two years after the NEO became an employee of the Company; and

•
continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).

Termination without cause or for good reason in connection with a change in control

In the event the employment of Messrs. Lynch, Repar, Tiejema, Lewis or Barrios or Ms. Auerbach is terminated by us other than for cause or disability, or by such NEO for good reason, either during the two year period following a change in control or if such NEO’s employment is terminated at the request of a third party or otherwise arises in anticipation of a change in control, he or she will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he or she would have been paid if he or she had remained employed by us; and

•	a lump sum payment equal to two times the sum of base salary and the average amount of such NEO’s annual bonuses earned during the two calendar years immediately preceding the date of termination; and

•
continued participation in our medical, dental and hospitalization coverage for 24 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).

If any payments or benefits provided to Messrs. Lynch, Repar, Tiejema, Lewis or Barrios or Ms. Auerbach in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for such executive.

Termination upon expiration of the term

If the term of Messrs. Lynch, Repar, Tiejema, Lewis, or Barrios’ or Ms. Auerbach’s employment agreement expires without the Company offering to renew it on the same terms and conditions upon the expiration of the term, each such NEO will be entitled to receive:

•	continued payment of base salary for 24 months; and

•
continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to his or her date of termination (i.e., at active employee rates).

Release

All severance payments to our NEOs are subject to the execution and non-revocation of an effective release in our favor and the NEO’s continued compliance with the restrictive covenants set forth in his or her employment agreement.
Definitions

For purposes of all of the employment agreements:

"cause" is generally defined as:
•conviction of, or plea of no contest to a felony (other than in connection with a traffic violation);

•the NEO’s continued failure to substantially perform his or her material duties under the employment agreement;

•an act of fraud or gross or willful material misconduct; or

•a material breach by the NEO of the restrictive covenants of the employment agreement.

"change in control" means:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•an acquisition of more than 30% of our voting securities in one or a series of related transactions during any 12-month period (other than acquisition from or by us);

•certain changes in a majority of the board of directors;

•a merger or consolidation of the Company other than a merger or consolidation in which the Company is the surviving entity (other than a recapitalization in which no person or entity acquires more than 50% of our voting securities); or

•a sale or disposition of at least 40% of the total gross fair market value of our assets, other than a sale or disposition of all or substantially all of our assets to a person or entity that owns more than 50% of our voting securities.

"disability" is generally defined as the NEO being unable to perform his material duties under the employment agreement due to illness, physical or mental disability or other similar incapacity that continues for 180 consecutive days or 240 days in any 24-month period.

"good reason" is generally defined as:
•any material diminution or material adverse change to the applicable NEO’s title, duties or authorities;

•a reduction in the NEO’s base salary or target bonus, except for a base salary reduction of up to 10% as part of across-the-board reductions in base salary for all senior executives;

•a material adverse change in the applicable NEO’s reporting responsibilities or the assignment of duties substantially inconsistent with his or her position or status with the Company;

•a relocation of the NEO’s primary place of employment to a location more than 25 miles further from his or her primary residence than the current location of the Company’s offices;

•any material breach by the Company of the material provisions of the employment agreement or any other agreement with the Company or its affiliates;

•the failure of any successor of the Company to assume in writing the obligations under the employment agreement; or

•any material diminution in the aggregate value of employee benefits provided to the NEO on the effective date of the employment agreement; however, if such reduction occurs at any time other than within the 2 year period following a change in control, such NEO will not have good reason for across-the-board reductions in benefits applicable to all senior executives.

Mark J. Erceg
Effective May 18, 2015, Mr. Erceg resigned from the Company. Mr. Erceg’s resignation was not a termination by the Company without “cause” or by Mr. Erceg for “good reason” for purposes of his employment agreement and equity award agreements. Consequently, Mr. Erceg was not entitled to any severance, and all unvested equity awards held by him were forfeited upon his resignation.

NEO Equity Award Agreements

The equity award agreements governing the outstanding restricted stock units and stock appreciation rights held by the NEOs provide for certain accelerated vesting of the underlying award, as summarized below:

Change in Control

For purposes of the 2012 Plan and the 2009 Plan and the applicable equity award agreements, a "change in control" generally has the same meaning as set forth in the employment agreements with the NEOs as described above.

Awards Granted Prior to July 2, 2013

All unvested restricted stock units and stock appreciation rights granted under the 2009 Plan and granted prior to July 2, 2013 under the 2012 Plan will become fully vested on the six month anniversary of a change in control if the participant is continuously employed by the Company through such date. However, if the participant’s employment is terminated without "cause" (as defined above for the NEOs) during such six-month period, any such unvested awards will become fully vested on the termination date. With respect to any performance-based restricted stock units, if such change in control occurs on or before the end of the applicable performance period, the number of units subject to such accelerated vesting will be counted at target, and if such change in control occurs after the end of the applicable performance period, the number of units subject to such accelerated vesting will be determined based on the Company’s actual performance against the applicable performance goal.

Awards Granted On or After July 2, 2013

With respect to all unvested restricted stock units and stock appreciation rights granted on or after July 2, 2013, if within 30 days prior or 24 months following the completion of a change in control or at any time prior to a change in control at the request of a prospective purchaser whose proposed purchase would constitute a change in control upon its completion, the participant’s employment is terminated either without "cause" or by the participant for "good reason" (each as defined above for the NEOs), any such awards will become fully vested on the date of such termination of employment.

Death or Disability

If a participant’s employment is terminated due to death or disability, all awards will become fully vested (except for certain stock appreciation rights granted on July 5, 2011 which are not subject to accelerated vesting upon death or disability and all of which were vested as of January 3, 2016). With respect to any performance-based restricted stock units, the number of units subject to such accelerated vesting will be counted at target.

For purposes of the 2012 Plan and the 2009 Plan and the applicable equity award agreements, a "disability" generally means the inability of a participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

The following table sets forth, for each of our NEOs the amount of the severance payments and benefits and the accelerated vesting of the restricted stock units and stock appreciation rights that the NEO would have been entitled to under the various termination and change in control events described above, assuming they had terminated employment on January 3, 2016.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Summary of Potential Payments upon Termination and/or Change of Control

The following sets forth, for each of our NEOs the amount of the severance payments and benefits and the accelerated vesting of the restricted stock units and stock appreciation rights that the NEO would have been entitled to under the various termination and change in control events described above, assuming they had terminated employment on January 3, 2016.

		Cash Severance ($)	Pro-Rata Bonus ($)(1)	Health and Welfare Benefits ($)(2)	Accelerated Vesting of RSUs ($)(3)	Accelerated Vesting of SARs ($)(4)	Total ($)
Frederick J. Lynch	Without Cause/For Good Reason Without a CIC	1,820,000(5)	2,022,020	19,977	—	—	3,861,997
	Without Cause/For Good Reason in connection with a CIC	2,966,205(6)	—	39,955	12,761,863	2,055,600	17,823,622
	Termination upon Expiration of the Employment Agreement	1,820,000(5)	—	19,977	—	—	1,839,977
	Death or Disability	—	—	—	12,761,863	2,055,600	14,817,463

Russell T. Tiejema	Without Cause/For Good Reason Without a CIC	400,000(5)	—	17,186	—	—	417,186
	Without Cause/For Good Reason in connection with a CIC	800,000(6)	—	34,373	715,840	—	1,550,212
	Termination upon Expiration of the Employment Agreement	400,000(5)	—	17,186	—	—	417,186
	Death or Disability	—	—	—	715,840	—	715,840

Lawrence P. Repar	Without Cause/For Good Reason Without a CIC	1,260,000(5)	763,560	19,977	—	—	2,043,537
	Without Cause/For Good Reason in connection with a CIC	1,765,008(6)	—	39,955	3,533,155	442,525	5,780,642
	Termination upon Expiration of the Employment Agreement	1,260,000(5)	—	19,977	—	—	1,279,977
	Death or Disability	—	—	—	3,533,155	442,525	3,975,680

Robert E. Lewis	Without Cause/For Good Reason Without a CIC	800,000(5)	404,000	19,711	—	—	1,223,711
	Without Cause/For Good Reason in connection with a CIC	1,052,773(6)	—	39,421	1,951,767	248,385	3,292,346
	Termination upon Expiration of the Employment Agreement	800,000(5)	—	19,711	—	—	819,711
	Death or Disability	—	—	—	1,951,767	248,385	2,200,152

Gail N. Auerbach	Without Cause/For Good Reason Without a CIC	710,000(5)	358,550	14,941	—	—	1,083,491
	Without Cause/For Good Reason in connection with a CIC	935,295(6)	—	29,881	1,374,185	185,575	2,524,936
	Termination upon Expiration of the Employment Agreement	710,000(5)	—	14,941	—	—	724,941
	Death or Disability	—	—	—	1,374,185	185,575	1,559,760

Elias E. Barrios	Without Cause/For Good Reason Without a CIC	325,000(5)	179,863	13,026	—	—	517,889
	Without Cause/For Good Reason in connection with a CIC	650,000(6)	—	26,052	225,388	—	901,439
	Termination upon Expiration of the Employment Agreement	325,000(5)	—	13,026	—	—	338,026
	Death or Disability	—	—	—	225,388	—	225,388

__________________________________________

(1)	Represents the full annual cash performance bonus amount for 2015.

(2)
Represents the value of continued health and welfare benefits at active employee rates, based upon the NEO’s benefit election as of January 3, 2016, for a period of 12 months upon a termination without cause or for good reason without a change in control or due to expiration of the employment agreement, or 24 months upon a termination without cause or for good reason with a change in control, as applicable.

(3)
Amounts shown are calculated by aggregating the sums determined by multiplying, for each award, (x) the number of restricted stock units that receive accelerated vesting as a result of the applicable termination of employment, by (y) the closing stock price on January 3, 2016 of $61.23. The value of accelerated performance-vesting restricted stock units is calculated assuming that the applicable performance measures are achieved at the target levels.

(4)
Amounts shown are calculated by aggregating the sums determined by multiplying, for each award, (x) the number of shares subject to stock appreciation rights that receive accelerated vesting as a result of the applicable termination of employment, by (y) the difference between the closing price per share of our common stock on January 3, 2016 of $61.23, and the applicable exercise price of the stock appreciation right.

(5)
Represents a cash severance amount equal to 24 months of base salary if the date of termination is more than two years after the NEO became employed by the Company (in the case of Messrs. Lynch, Repar and Lewis and Ms. Auerbach), or 12 months of base salary if the date of termination is less than two years after the NEO became an employee of the Company (in the case of Messrs. Tiejema and Barrios).

(6)
Represents a cash severance amount equal two times (2x) the sum of base salary and the average amount of the NEO’s annual cash performance bonuses, if any, earned during the two calendar years immediately preceding the calendar year in which the date of termination occurred (i.e., 2014 and 2013).

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Shareholders are being asked to approve, in an advisory, non-binding vote, the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
In considering their vote, we urge Shareholders to review the information on our compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis on pages 21 to 56, as well as the discussion regarding the Human Resources and Compensation Committee on page 10.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding. Although this resolution is non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our Shareholders and will review and consider the voting results when making future compensation decisions for our NEOs. We currently intend to hold this vote annually. The next such vote will be held at the Company’s 2017 annual general meeting.
We believe that our compensation components provide a reasonable balance of base compensation, cash incentive compensation and long-term equity-based incentive compensation that is closely aligned with the Company’s overall performance. The Company aims to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is integral to attracting, retaining and rewarding qualified NEOs.

The text of the resolution in respect of Proposal no. 2 is as follows:
RESOLVED, that, the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in "Corporate Governance; Board and Committee Matters - Board Committees; Membership - Audit Committee" on page 9 of this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with Deloitte & Touche LLP ("Deloitte"), the Company’s independent registered public accounting firm. The Audit Committee also discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 "Communications with Audit Committees." In addition, the Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended January 3, 2016 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board:
Jonathan F. Foster (Chair)
Rick J. Mills
John C. Wills

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

Our consolidated financial statements for the fiscal year ended January 3, 2016 have been audited by Deloitte & Touche LLP, independent auditors. On the recommendation of the Audit Committee, the Board recommends the appointment of Deloitte as the independent registered public accounting firm for the fiscal year ending January 1, 2017 and to authorize the Board to fix its remuneration for such term.
A representative of Deloitte is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.
Service Fees Paid to the Independent Registered Public Accounting Firm
Deloitte & Touche LLP, based in the United States, began acting as our independent auditors with respect to the audit of our financial statements beginning with the 2012 fiscal year. Prior to that Deloitte LLP, based out of Canada, audited our financial statements, including for the 2011 fiscal year. The fees charged by Deloitte & Touche LLP and Deloitte LLP for professional services rendered in connection with all audit and non-audit related matters for the years ended January 3, 2016 and December 28, 2014 were as follows:

	Deloitte & Touche LLP		Deloitte LLP
Type of Fees	2015 ($)	2014 ($)	2015 ($)	2014 ($)
Audit Fees	2,800,034	3,589,290	—	—
Audit-Related Fees	197,224	47,983	—	48,150
Tax Fees	186,446	186,493	—	—
All Other Fees	2,000	4,000	—	—
Totals	3,185,703	3,827,766	—	48,150

Independent Registered Public Accountants-Fee Information
Audit Fees
Fees for audit services in 2015 and in 2014 consisted of (a) audits of the Company’s annual consolidated financial statements (b) reviews of the Company’s quarterly condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and (c) annual stand-alone statutory audits.
Audit-Related Fees
Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under "Audit Fees" above. In 2015 and 2014 these services included due diligence procedures and audits and accounting consultations related to acquisitions and the Company’s debt refinancing, procedures associated with required filings with the SEC made in connection with or as a result of our listing on the NYSE, and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies.

Tax Fees
Tax services in 2015 included the preparation of original and amended income tax, Value Added Tax (VAT), and other tax returns in various non-U.S. jurisdictions, advice and planning related to transfer pricing and R&D credits, international income and other tax, VAT, and customs matters.
All Other Fees
Other fees in 2015 included various educational information on comprehensive authoritative accounting regulatory literature including webcasts, podcasts, websites, database subscriptions, checklists, research reports and similar tools.
The Audit Committee considered whether Deloitte & Touche LLP’s and Deloitte LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s and Deloitte LLP’s independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with the SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent auditors. In exercising this responsibility, the Audit Committee has established pre-approval policies with respect to audit and permissible non-audit services to be provided by the independent auditors and the related fees. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve permissible non-audit services and fees. Any action taken in this regard is reported to the Audit Committee at the next scheduled Audit Committee meeting.
During the fiscal year ended January 3, 2016, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
The Board requests that Shareholders approve the appointment of Deloitte and authorize the Board to fix Deloitte’s remuneration for such term. This appointment will be dependent on no other independent registered public accounting firm being put forward at the meeting and receiving more "FOR" votes than Deloitte. If this proposal is not approved, the BCBCA provides that the current auditors, Deloitte, will continue to act for the Company until such time as the Shareholders approve alternate auditors.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE AS AUDITORS TO SERVE UNTIL THE NEXT ANNUAL GENERAL MEETING OF THE COMPANY AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THE AUDITOR’S REMUNERATION.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

It is currently contemplated that our 2017 annual meeting of Shareholders will take place on May 11, 2017. In accordance with the rules established by the SEC, any Shareholder proposal submitted pursuant to Rule 14a-8 to be included in the Proxy Statement and form of proxy for that meeting must be received by us by November 28, 2016. In order for your proposal to be included in the Proxy Statement and form of proxy, the proposal must comply with the requirements established by the SEC, the BCBCA and our Current Articles. If you would like to submit a Shareholder proposal to be included in our proxy materials, you should send your proposal to our Corporate Secretary at the Company’s principal executive office located at 2771 Rutherford Road, Concord, Ontario, Canada L4K 2N6.

Our Articles require the timely notice of certain information to be provided by any Shareholder who proposes director nominations for consideration at a Shareholders’ meeting. Failure to deliver a proposal in accordance with these requirements may result in it not being deemed timely received. To be timely, notice of a director nomination must be received by our Corporate Secretary at the registered office or the principal executive office of the Company no less than 30 days nor more than 65 days before the date of the 2017 annual general meeting, subject to certain exceptions as described in the Articles. As such, assuming the 2017 annual general meeting is held on May 11, 2017, any such director nominations submitted for consideration at such meeting must be received no earlier than March 17, 2017 and no later than April 11, 2017 in order for it to be deemed timely received.

Pursuant to the BCBCA, a registered or beneficial Shareholder who holds no less than 1/100 of the issued Common Shares of the Company and provided those shares have a fair market value of no less than Cdn$2,000 (approximately US$1,500 as of March 7, 2016), may submit a proposal (other than a proposal to appoint a director as outlined above) for consideration at an annual general meeting of the Company (a "BCBCA Proposal"). In order to be valid, the proposal must meet several technical requirements, including a requirement that the proposal be for a valid purpose relating to the business and affairs of the Company, and that the form of proposal is delivered to the registered office of the Company no less than three months prior to the anniversary of the last annual general meeting of the Company. If a Shareholder submits a BCBCA Proposal for consideration at the 2017 annual general meeting outside the processes of Rule 14a-8 of the Exchange Act, and that submission occurs after the close of business on February 11, 2017, assuming the meeting is held on May 11, 2017, then the Company would not need to include such proposal with the notice of meeting and other meeting materials for the 2017 annual general meeting and, in accordance with the BCBCA and the Articles of the Company, could prohibit that matter from being considered at that meeting.

OTHER BUSINESS

Management knows of no other matter that will come before the Meeting. However, if any further business properly comes before the Meeting or any adjournments or postponements of the Meeting, the persons named as proxies in the accompanying form of proxy will vote them in accordance with their discretion and judgment on such matters.
ANNUAL REPORT

We have provided each Shareholder whose proxy is being solicited hereby access to a copy of our Annual Report on Form 10-K filed with the SEC for the year ended January 3, 2016, without exhibits. Written requests for additional copies should be directed to: Masonite International Corporation, 201 North Franklin Street, Suite 300, Tampa, FL 33602 Attention: Corporate Secretary. Exhibits will be provided upon written request to the Corporate Secretary and payment of an appropriate processing fee.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and notices with respect to two or more Shareholders sharing the same address by delivering a single Proxy Statement or a single notice addressed to those Shareholders. This process, which is commonly referred to as "householding", provides cost savings for companies. Some brokers household proxy materials, delivering a single Proxy Statement or notice to multiple Shareholders sharing an address unless contrary instructions have been received from the affected Shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You can also request prompt delivery of a copy of the Proxy Statement and annual report by contacting Masonite Investor Relations, by mail at One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602, by telephone at (813) 877-2726, or by email at investorrelations@masonite.com.
WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically.

Our website address is www.masonite.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. To access these filings, go to our website, www.masonite.com, and click on "Investors" and then "SEC Filings." The information provided on or accessible through our website is not part of this proxy statement.
By Order of the Board,

/s/ Robert E. Lewis

Robert E. Lewis
Senior Vice President,
General Counsel and Corporate Secretary

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

# MASONITE INTERNATIONAL CORPORATION

**May 12, 2016**

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**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, proxy statement, proxy card and annual report are available at http://investor.masonite.com/investors/annual-meeting/default.aspx

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20933000000000000000 0 051216

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, AND "FOR" PROPOSALS 2, AND 3.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

# MASONITE INTERNATIONAL CORPORATION

**Proxy for Annual General Meeting of Shareholders on May 12, 2016**

**Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Robert E. Lewis and Russell T. Tiejema and Fredrick J. Lynch, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual General Meeting of Shareholders of Masonite International Corporation, which will be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 12, 2016 at the hour of 9:00 a.m. (Eastern Time), and at any adjournments or postponements thereof, as indicated by the undersigned on the reverse side of this form. If this form is signed and returned and no specifications are indicated, the undersigned authorizes the proxies to vote as recommended by the Board of Directors. **In either case, if this form is signed and returned, the undersigned authorizes the proxies to vote in their discretion on any other matters that may be presented for a vote at the meeting and at any adjournments or postponements.**

**(Continued and to be signed on the reverse side.)**

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